UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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COHU, INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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12367 Crosthwaite Circle

Poway, California 92064-6817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 16, 2018

TO OUR STOCKHOLDERS:

The Annual Meeting of Stockholders (the “Meeting”) of Cohu, Inc. (“Cohu”) will be held at Cohu’s corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 on Wednesday, May 16, 2018, at 2:00 p.m. Pacific Time, for the following purposes:

1.	To elect two directors, for a term of three years each.

2.	Advisory vote to approve Named Executive Officer (“NEO”) compensation.

3.

To approve amendments to Cohu’s Certificate of Incorporation to enable implementation of majority voting for uncontested director elections, and to make certain other administrative or immaterial revisions.

4.	To ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2018.

5.	To act upon such other matters as may properly come before the Meeting or any adjournment or postponement thereof.

Only stockholders of record of Cohu as of the close of business on March 19, 2018, will be entitled to vote at the Meeting.

The holders of a majority of the outstanding shares of voting stock of Cohu entitled to vote at the Meeting must be represented in person or by proxy to constitute a quorum for the Meeting. All stockholders are urged either to attend the meeting in person or to vote by proxy.

A complete list of the stockholders of record entitled to vote at the Meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder, will be available at Cohu’s corporate offices, for the examination of any stockholder during normal business hours for a period of ten days immediately prior to the meeting.

Your vote is very important to us, and voting your proxy will ensure your representation at the Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible and submit your proxy via the Internet, or if you requested to receive printed proxy materials, by telephone or by signing, dating and returning your proxy card. If you attend the meeting you may revoke your proxy and vote in person. You may also revoke your proxy by delivering a written notice to the Secretary of Cohu, or by submitting another duly signed proxy bearing a later date.

By Order of the Board of Directors,

Thomas D. Kampfer
Secretary

Poway, California

April 3, 2018

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on May 16, 2018: The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

12367 Crosthwaite Circle

Poway, California 92064-6817

PROXY STATEMENT

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Cohu, Inc., a Delaware corporation ("Cohu" or the “Company”), of your proxy for use at the Annual Meeting of Stockholders to be held on Wednesday, May 16, 2018, at 2:00 p.m. Pacific Time at Cohu’s corporate offices, located at 12367 Crosthwaite Circle, Poway, California 92064-6817 (the “Meeting”).

Distribution

This year we are furnishing our proxy materials to our stockholders over the internet using “Notice and Access” delivery. We elected to use this method as it reduces the environmental impact of our annual meeting and our print and distribution costs. This proxy statement, the accompanying proxy card and the Cohu 2017 Annual Report are being made available to stockholders on or about April 3, 2018.

Voting

On March 19, 2018, the record date fixed by our Board of Directors (the “Board”), Cohu had outstanding 28,551,897 shares of common stock. Only stockholders of record as of the close of business on March 19, 2018, will be entitled to vote at the Meeting and any adjournment thereof. We encourage you to read the entire Proxy Statement for more information prior to voting.

Voting Procedures

As a stockholder of Cohu, you have a right to vote on certain business matters affecting Cohu. This proxy statement relates only to the solicitation of proxies from the stockholders with respect to the election of the Class 2 directors recommended by the Board of Directors, an advisory vote on executive compensation, to approve amendments to Cohu’s Certificate of Incorporation, and ratification of the appointment of the Company’s independent registered public accounting firm. Each share of Cohu’s common stock you own entitles you to one vote for each proposal. For the election of directors, stockholders may cumulate their votes as described below.

Methods of Voting

If you received a Notice of Internet Availability of Proxy Materials on how to access the proxy materials via the Internet, a proxy card was not sent to you, and you may vote only via the Internet, unless you have requested a paper copy of the proxy materials, in which case, you may also vote by telephone or by signing, dating and returning your proxy card. Shares cannot be voted by marking, writing on and returning the Notice of Internet Availability. Any Notices of Internet Availability that are returned will not be counted as votes. Instructions for requesting a paper copy of the proxy materials are set forth on the Notice of Internet Availability.

If you are a stockholder of record and return a signed proxy card but do not specify how you want to vote your shares, your shares will be voted FOR the named nominees for director, FOR the advisory vote to approve executive compensation, FOR the amendments to Cohu’s Certificate of Incorporation, FOR the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for 2018, and in the discretion of the proxies (as defined below) as to other matters that may properly come before the Meeting.

Voting over the Internet. To vote over the Internet, please follow the instructions included on your Notice of Internet Availability of Proxy Materials.

Voting by Mail. If you have requested a paper copy of the proxy materials you may vote by mail by signing and returning the proxy card in the prepaid and addressed envelope provided. If you do that, you are authorizing the individuals named on the proxy card (known as “proxies”) to vote your shares at the Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Meeting. In this way, your shares will be voted if you are unable to attend the Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

Voting by Telephone. If you have requested a paper copy of the proxy materials you may vote by telephone, please follow the instructions included on your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. If you plan to attend the Meeting and vote in person, we will provide you with a ballot at the Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Meeting. If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. If you wish to vote such shares at the Meeting, you will need to bring with you to the Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the Meeting. In order to do this, you must:

•	enter a new vote over the Internet, by telephone or by signing and returning another proxy card bearing a later date;

•	provide written notice of the revocation to Cohu’s Secretary; or

•	attend the Meeting and vote in person.

Quorum Requirement

A quorum, which is a majority of the outstanding shares entitled to vote as of the record date, March 19, 2018, must be present in order to hold the Meeting and to conduct business. Your shares are counted as being present at the Meeting if you appear in person at the Meeting or if you vote your shares over the Internet, by telephone or by submitting a properly executed proxy card. Proxies marked as abstaining on any matter and broker non-votes (as described below) will be counted as present for the purpose of determining a quorum.

Votes Required for the Proposals

For Proposal No. 1, the nominees receiving the highest number of votes, in person or by proxy, will be elected as directors. You may vote “for” the nominee for election as a director or you may “withhold” your vote. In the election of directors, stockholders may, as provided for in the Company’s Amended and Restated Certificate of Incorporation, cumulate their votes, giving one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder’s shares are normally entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit. A stockholder may not cumulate his or her votes for a candidate unless a stockholder has given notice at the Meeting (whether by proxy or in person) prior to the voting, of his or her intention to cumulate his or her votes. If any stockholder gives such notice, all stockholders may then cumulate their votes. Management of Cohu is hereby soliciting discretionary authority to cumulate votes represented by proxies if cumulative voting is invoked.

The affirmative vote of a majority of the shares of Cohu common stock cast at the Meeting, in person or by proxy, is required for approval of the advisory vote on executive compensation (Proposal No. 2), and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 4), as described herein.

The affirmative vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Meeting is required for the approval of amendments to Cohu’s Certificate of Incorporation to enable implementation of majority voting for uncontested director elections, and to make certain other administrative or immaterial revisions (Proposal No. 3).

Broker Non-Votes

Broker non-votes are shares held by brokers or nominees for which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and for which the broker or nominee does not have discretionary voting power under rules applicable to broker-dealers. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 4). Your broker will not have discretion to vote on any of the other matters, which are “non-routine” matters, absent direction from you. Accordingly, shares subject to a broker “non-vote” will not be considered entitled to vote with respect to proposals No. 1 and No. 2 and will not affect the outcome of these proposals; however, a broker “non-vote” with respect to approval of amendments to Cohu’s Certificate of Incorporation to enable implementation of majority voting for uncontested director elections (Proposal 3) will have the same effect as a vote against the proposal. We strongly encourage you to provide instructions to your broker regarding the voting of your shares.

Abstentions

Abstentions will have no effect on the election of directors (Proposal No.1). Abstentions will be treated as being present and entitled to vote for the purpose of determining a quorum, on the approval of the advisory vote on executive compensation (Proposal No. 2), and the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 4); however, an abstention with respect to approval of amendments to Cohu’s Certificate of Incorporation to enable implementation of majority voting for uncontested director elections and to make certain other administrative or immaterial revisions (Proposal 3) will have the same effect as a vote against the proposal.

Voting Confidentiality

Proxies, ballots and voting tabulations are handled on a confidential basis to protect your voting privacy. Such information will not be disclosed except as required by law.

Voting Results

Final voting results will be announced at the Meeting and will be posted shortly after the Meeting on our website at www.cohu.com. Voting results will also be published in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission (“SEC”) within four business days of the Meeting. After the reports are filed, you may obtain a copy by:

•	visiting our website at www.cohu.com;

•	contacting our Investor Relations department at 858-848-8100; or

•	viewing our Form 8-K on the SEC’s website at www.sec.gov.

Proxy Solicitation Costs

Cohu will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. Cohu’s officers, directors and regular employees will not receive additional compensation for such proxy solicitation services. Cohu may engage, as necessary, an outside solicitor in connection with this proxy solicitation. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to you.

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 16, 2018

This proxy statement and Cohu’s Fiscal Year 2017 Annual Report are both available at www.proxyvote.com.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cohu’s Amended and Restated Certificate of Incorporation divides the directors into three classes whose terms expire at successive annual meetings over a period of three years. One class of directors is elected for a term of three years at each annual meeting with the remaining directors continuing in office. At the Meeting, two Class 2 directors are to be elected for a term expiring in 2021. The shares represented by proxies in the accompanying form will be voted by the proxy holders for the election of the nominees named below. In the event the election of directors is to be by cumulative voting, the proxy holders will vote the shares represented by proxies in such proportions as the proxy holders see fit. Should the nominee decline or become unable to accept nomination or election, which is not anticipated, the proxies will be voted for such substitute nominee as may be designated by a majority of the Board of Directors. There is no family relationship between the nominees, other directors or any of Cohu’s NEOs.

The following paragraphs provide information as of the date of this proxy statement about each member of our Board. The information presented includes information the director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies on which he currently serves as a director or has served as a director during the past five years. In addition to the information presented below regarding the nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that each nominee should serve as a director, we also believe that our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. Each nominee has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Cohu and our Board.

Required Vote

The nominees receiving the highest number of votes cast will be elected as Directors. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation of the Board

The Board of Directors recommends a vote “FOR” the nominees named below.

Directors Whose Term Expires in 2021 (if elected) - Class 2
Andrew M. Caggia, Director since 2014, age 69
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Caggia is the retired Senior Vice President and Chief Financial Officer of Standard Microsystems Corporation (SMSC) where he worked from 2000 until his retirement in 2006. Mr. Caggia also served as a director of SMSC from 2001 until its purchase by Microchip Technology Incorporated in 2012.

We believe Mr. Caggia’s qualifications to sit on our Board include his executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Caggia qualifies as an “audit committee financial expert” under SEC guidelines.

Directors Whose Term Expires in 2021 (if elected) - Class 2 (continued)
Luis A. Müller, Director since 2014, age 48
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Dr. Müller has been the President and Chief Executive Officer of Cohu since December 28, 2014. His previous roles at Cohu include serving as President of Cohu’s Semiconductor Equipment Group (“SEG”) from 2011 to 2014; Managing Director of Rasco GmbH from 2009 to 2011; Vice President of Delta Design’s High Speed Handling Group from 2008 to 2009; and Director of Engineering at Delta Design from 2005 to 2008. Prior to joining Cohu Dr. Müller spent nine years at Teradyne Inc., where he held management positions in engineering and business development.

We believe Dr. Müller’s qualifications to sit on our Board include his more than twenty years of experience in the semiconductor equipment industry, broad knowledge of business development and strategy, semiconductor technologies, corporate governance and international operations.

INFORMATION CONCERNING OTHER DIRECTORS NOT STANDING FOR ELECTION

Directors Whose Term Expires in 2019 – Class 3
James A. Donahue, Director since 1999 (non-executive Director since 2015), age 69
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Donahue has been the non-executive Chairman of Cohu since December 24, 2015. Prior to this he served as Executive Chairman of Cohu from December 28, 2014 to December 24, 2015 and as Chairman of the Board from 2010 until 2014. Mr. Donahue was President and Chief Executive Officer of Cohu from June 2000 to December 2014 and President and Chief Operating Officer of Cohu from 1999 to 2000. He also served concurrently as President of Delta Design, Inc., a wholly owned subsidiary of Cohu from 1983 to 2010. Mr. Donahue served as a director of SMSC from 2003 until 2012.

We believe Mr. Donahue’s qualifications to sit on our Board include his more than thirty years of executive experience in the semiconductor equipment industry and broad knowledge of business development and strategy, corporate governance and operations.

Steven J. Bilodeau, Director since 2009, age 59
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Bilodeau is the retired President and Chief Executive Officer of SMSC, a semiconductor manufacturer, where he served from 1999 until 2008. Mr. Bilodeau has been a director of Maxwell Technologies since May 2016 and was appointed Chairman in May 2017. Mr. Bilodeau also served as a director of SMSC from 1999 until 2012, and as SMSC’s Chairman of the Board from 2000 until 2012. Mr. Bilodeau also previously served as a director of NuHorizons Electronic Corp, Conexant Systems, Inc. and Gennum Corporation.

We believe Mr. Bilodeau’s qualifications to sit on our Board include his more than thirty years of executive experience in the high technology and semiconductor industries and his knowledge of international operations, business strategy and corporate governance. Mr. Bilodeau qualifies as an “audit committee financial expert” under SEC guidelines

Directors Whose Term Expires in 2020 - Class 1
William E. Bendush, Director since 2011, age 69
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Bendush is the retired Senior Vice President and Chief Financial Officer of Applied Micro Circuits Corporation (AMCC), a communications semiconductor company where he served from 1999 to 2003. Mr. Bendush has been a Director of Microsemi Corp. since 2003 and was a Director of Conexant Systems, Inc.

We believe Mr. Bendush’s qualifications to sit on our Board include his executive experience in the semiconductor industry and his experience with financial accounting matters for complex global organizations as well as his knowledge of business strategy. Mr. Bendush qualifies as an “audit committee financial expert” under SEC guidelines.

Robert L. Ciardella, Director since 2003, age 65
Business Experience and Other Directorships	Experience, Qualifications and Attributes

Mr. Ciardella is the founder and Chief Executive Officer of AdvanJet, Inc. (a subsidiary of Graco, Inc., GGG) and has served in that role from June 2010 to present. AdvanJet designs and manufactures advanced micro-dispensing equipment. Mr. Ciardella is also the founder and retired President of Asymtek (a subsidiary of Nordson Corporation, NDSN) where he worked from 1983 until 2006. Asymtek designs, develops, manufactures and sells semiconductor and circuit board assembly equipment.

We believe Mr. Ciardella’s qualifications to sit on our Board include his more than thirty years of executive experience in the semiconductor equipment industry, including his knowledge of operations, product development and business strategy. Mr. Ciardella was first appointed Lead Independent Director of the Board in March 2010 and was most recently reappointed to that role on May 10, 2017.

PROPOSAL NO. 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE COMPENSATION

At last year’s Meeting, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our NEOs as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders. At our 2017 Annual Meeting, our stockholders approved the proposal, with approximately 97% of the votes cast voting in favor of the proposal.

We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs. This year we are again asking our stockholders to vote “FOR” the compensation of our NEOs as disclosed in this proxy statement.

Compensation Program and Philosophy

As described under the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

•	pay for performance;

•	to attract, motivate and retain talented executive officers;

•	to motivate progress toward Company-wide financial and business objectives while balancing rewards for short-term and long-term performance; and

•	to align the interests of our executive officers with those of stockholders.

We urge stockholders to read the CD&A beginning on page 20 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our NEOs reported in this proxy statement has contributed to the Company’s recent and long-term success.

Required Vote

 A majority of the votes cast is required to approve Proposal No. 2. Brokers do not have discretion to vote on this proposal without your instruction. If you do not instruct your broker how to vote on this proposal, your broker will deliver a non-vote on this proposal.

Recommendation

For the above reasons, we are asking our stockholders to indicate their support for the compensation of our NEOs as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the stockholders approve, in a non-binding vote, the compensation of the Company’s NEOs as disclosed pursuant to the CD&A section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in the proxy statement relating to the Company’s 2018 Annual Meeting of Stockholders.”

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of our stockholders. Accordingly, to the extent there is a significant vote against the compensation of our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

The Board of Directors unanimously recommends that you vote “FOR” approval, on an advisory basis, of the resolution on executive compensation.

PROPOSAL NO. 3

AMENDMENTS TO COHU’S CERTIFICATE OF INCORPORATION TO ENABLE IMPLEMENTATION OF MAJORITY VOTING FOR UNCONTESTED DIRECTOR ELECTIONS, AND TO MAKE CERTAIN OTHER ADMINISTRATIVE OR IMMATERIAL REVISIONS

Our Certificate of Incorporation currently provides for the election of directors by a plurality of votes cast. Under this standard, the nominees who receive the highest number of votes cast are elected as directors up to the maximum number of directors to be elected. The Board of Directors proposes and recommends that stockholders approve an amendment to our Certificate of Incorporation to enable the election of directors by an affirmative vote of the majority of the votes cast in uncontested director elections.

Rationale for Implementation of Majority Vote Standard

Although we have maintained the plurality voting standard for many years, the Board has monitored best practices in this area and is aware that many public companies have amended their governance documents to provide for a majority vote standard, rather than a plurality standard. After careful consideration, the Board believes it is in the best interests of Cohu and its stockholders to amend Cohu’s Certificate of Incorporation to eliminate the plurality voting standard, thereby enabling implementation of a majority voting in uncontested director elections.

Proposed Implementation of the Majority Vote Standard

Changing the voting standard for director elections requires changes to our governing documents. One such change, which requires stockholder approval, is the amendment of Article Thirteenth of our Certificate of Incorporation to remove the sentence that establishes the plurality voting standard for director elections.

The Board of Directors has adopted amendments to our Bylaws, to be effective upon amendment of our Certificate of Incorporation, to implement a majority voting standard in uncontested director elections. Under this majority voting standard, each vote is required to be counted “for” or “against” the director’s election. To be elected, votes cast “for” a nominee’s election must exceed the votes cast “against” the nominee’s election. Stockholders will also be entitled to abstain with respect to the election of a director, but abstentions will have no effect on the outcome of a vote. In contested elections, directors will be elected by a plurality of the votes cast.

Other Proposed Revisions

In addition, our Board of Directors has approved and recommends stockholder approval of certain administrative changes to our Certificate of Incorporation that our Board believes will not materially change the rights of our shareholders. Our Certificate of Incorporation has not been amended since 2000, and several of the provisions proposed for revision date to the incorporation of Cohu in 1957. These administrative changes address provisions that are outdated and no longer have any effect (such as the names of the original incorporators, the minimum capital to commence operations over 60 years ago, and preamble and execution language from a 1999 amendment), are duplicative of the operative provisions of Delaware law (such as the lack of pre-emptive rights, the limitation of shareholder liability, the elaboration of powers of the Board of Directors and the distribution of proceeds on liquidation to holders of common stock following payment of preferred stock preferences) or are redundant (such as the extensive list of corporate powers and lawful activities), as well as adding a severability provision.

The specific proposed amendments to our Certificate of Incorporation (including the elimination of the plurality voting standard) are set forth in Appendix A to this proxy statement, which is marked to show the proposed changes (additions are underlined and deletions are struck through).

If approved by our stockholders, the amendment to our Certificate of Incorporation will become effective upon the filing of a certificate of amendment with the Secretary of State of Delaware, which would occur promptly following the 2018 Annual Meeting. The new majority voting standard would first apply to the election of directors at the 2019 Annual Meeting.

Required Vote

The approval of Proposal No. 3 requires the affirmative vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote at the Meeting.

With respect to Proposal No. 3, you may instruct your vote “for” or “against,” or “abstain” from voting on, such proposal. If you “abstain” from voting, your vote will have the same effect as a vote “against” such proposal. If you do not provide your broker or other nominee with instructions on how to vote your shares with respect to Proposal No. 3, your broker or nominee will not be entitled to cast your votes on this proposal, and your shares will become “broker non-votes” on Proposal No. 3. Broker non-votes are not considered votes cast and will have the same effect as a vote “against” such proposal.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” Proposal 3 Amendments to Cohu’s Certificate of Incorporation to Enable Implementation of Majority Voting in Uncontested Director Elections, and to Make the Other Administrative or Immaterial Revisions.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 29, 2018. Ernst & Young LLP served as Cohu’s independent registered public accounting firm for the fiscal year ended December 30, 2017, and also provided certain tax services. See “Principal Accounting Fees and Services" on page 19. Representatives of Ernst & Young LLP are expected to attend the Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Our Board recommends that the stockholders approve the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 29, 2018. If the appointment is not ratified, the Audit Committee will consider whether it should select another independent registered public accounting firm.

Required Vote

A majority of the votes cast is required to approve Proposal No. 4. If you hold your shares through a broker and you do not instruct the broker on how to vote on this “routine” proposal, your broker will nevertheless have authority to vote your shares on this “routine” proposal in your broker’s discretion.

Recommendation of the Board

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for the fiscal year ending December 29, 2018.

BOARD OF DIRECTORS AND COMMITTEES

Director Independence

Cohu has adopted standards for director independence pursuant to NASDAQ listing standards and SEC rules. An “independent director” means a person other than an officer or employee of Cohu or its subsidiaries, or any other individual having a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To be considered independent, the Board must affirmatively determine that neither the director nor an immediate family member of the director has had any direct or indirect material relationship with Cohu within the last three years.

The Board has considered relationships, transactions and/or arrangements with each of the directors, and has concluded that none of the non-employee directors has any relationships with Cohu that would impair his independence. The Board has determined that each member of the Board, other than Dr. Müller and Mr. Donahue, is an independent director under applicable NASDAQ listing standards and SEC rules. Dr. Müller is an employee and Mr. Donahue, prior to his retirement on December 24, 2015, was an employee of Cohu and, as such, they do not meet the independence standards. In addition, the Board has also determined that:

•

all directors who serve on the Audit, Compensation and Nominating and Governance committees are independent under applicable NASDAQ listing standards, Internal Revenue Code requirements and SEC rules, and

•	all members of the Audit and Compensation Committee meet the additional independence requirements as required by NASDAQ listing standards and SEC rules.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has six directors. Our Board has the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Governance. The membership and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on Cohu’s website at www.cohu.com/investors/corporategovernance. During 2017, the Board held twelve meetings. Each director attended at least 75% of all Board and applicable committee meetings on which they served, held during the period for which they were directors or committee members. We have a policy of encouraging all of our directors to attend annual meetings of Cohu stockholders and all of our directors attended the 2017 Annual Meeting.

Cohu’s Corporate Governance Guidelines provide that the Cohu Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors.

The table below breaks down committee membership, as of the date of this proxy statement, for each committee and each director.

Nominating and
Name of Director	Audit	Compensation	Governance
Independent Directors:
William E. Bendush	Chair	X
Steven J. Bilodeau	X	Chair	X
Andrew M. Caggia	X		X
Robert L. Ciardella (1)	X	X	Chair

Total committee size:	4	3	3

Other Directors:
James A. Donahue
Luis A. Müller

Number of Meetings in 2017	9	7	4

(1) Lead Independent Director.

Audit Committee

Cohu has a separately designated standing Audit Committee established in accordance with the Securities Exchange Act of 1934, as amended. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee charter and the committee’s performance; appoints, evaluates and approves the fees of Cohu’s independent registered public accounting firm; reviews and approves the scope of the annual audit, the audit fee and the financial statements; reviews Cohu’s disclosure controls and procedures, internal controls, including such controls over financial reporting, information security policies and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial and accounting matters; and reviews other risks that may have a significant impact on Cohu’s financial statements. The Audit Committee works closely with management as well as Cohu’s independent registered public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from Cohu for, outside legal, accounting or other advisors as the Audit Committee deems necessary in order to carry out its duties.

The report of the Audit Committee is set forth on page 18 and the charter of the Audit Committee is available at www.cohu.com/investors/corporategovernance.

Compensation Committee

The Compensation Committee discharges the Board’s responsibilities relating to compensation of Cohu’s executives and directors and, among other things, reviews and discusses the “Compensation Discussion and Analysis” with management, and produces an annual compensation committee report for inclusion in Cohu’s proxy statement; provides general oversight of Cohu’s compensation structure, including Cohu’s equity compensation plans and benefits programs; and retains and approves the terms of the retention of any compensation consultants and other compensation experts. Other specific duties and responsibilities of the Compensation Committee include reviewing and approving objectives relevant to executive officer compensation, participating in the evaluation of the performance and determining the compensation of executive officers, including equity awards, in accordance with those objectives; approving employment agreements for executive officers; approving and amending Cohu’s equity and non-equity incentive compensation and related performance goals and measures and stock-related programs (subject to stockholder approval, if required); approving any changes to non-equity based benefit plans involving a material financial commitment by Cohu; recommending director compensation to the Board; monitoring director and executive stock ownership; and annually evaluating its performance and its charter.

The report of the Compensation Committee is set forth on page 37. The charter of the Compensation Committee is available at www.cohu.com/investors/corporategovernance.

Nominating and Governance Committee

The Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board candidates to be nominated for election as directors at Cohu’s annual meeting consistent with criteria the Committee deems appropriate, as approved by the Board; develops Cohu’s Corporate Governance Guidelines for approval by the Board, and reviews and recommends updates to such Guidelines, as appropriate; oversees the organization of the Board to discharge the Board’s duties and responsibilities properly and efficiently; identifies best practices; and recommends corporate governance principles, including giving proper attention and making effective responses to stockholder concerns regarding corporate governance. Other specific duties and responsibilities of the Nominating and Governance Committee include annual assessment of the size and composition of the Board; developing membership qualifications for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Compensation Committee and the Lead Independent Director, providing input to the performance evaluation of the CEO; reviewing and recommending proposed changes to Cohu’s charter or bylaws and Board committee charters; periodically assessing and recommending action with respect to stockholder rights plans or other stockholder protections; recommending Board committee assignments; reviewing and approving any employee director or executive officer standing for election for outside for-profit or non-profit boards of directors; reviewing governance-related stockholder proposals and recommending Board responses; overseeing the evaluation of the Board and management and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. The Chairman of the Nominating and Governance Committee receives communications directed to non-employee directors.

The charter of the Nominating and Governance Committee is available at www.cohu.com/investors/corporategovernance.

Board Leadership Structure, Risk Oversight

Board Leadership Structure

As of the date of this proxy statement our Board is currently comprised of four independent directors, one former employee director and one employee director. Our corporate governance principles provide that the Board will fill the Chairman and Chief Executive Officer positions based upon the Board’s view of what is in Cohu’s best interests at any point in time and do not prevent our Chief Executive Officer from also serving as our Chairman of the Board. Our Board evaluates its leadership structure and elects the Chairman and the Chief Executive Officer based on the criteria it deems to be appropriate and in the best interests of the Company and its stockholders, given the circumstances at the time of such election. While we have in the past had one person serve as Chairman of the Board and Chief Executive Officer, the positions are currently held by separate individuals.

Separating the positions of Chief Executive Officer and Chairman of the Board allows our Chief Executive Officer to focus on the day-to-day operations and strategy of our business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to and independent oversight of management. Given his long tenure with and status within Cohu, our Board believes Mr. Donahue possesses detailed and in-depth knowledge of the issues, opportunities, and challenges facing Cohu and we believe he is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. Our Board believes that having Dr. Müller serve as Cohu’s Chief Executive Officer and Mr. Donahue serve as Chairman, in combination with Mr. Ciardella’s service as Lead Independent Director, is in the best interests of Cohu and its stockholders.

Cohu’s Corporate Governance Guidelines provide that the Cohu Nominating and Governance Committee shall nominate an independent director to serve as the Lead Independent Director, the selection of whom shall be subject to approval by a vote of the majority of the independent directors. Although annually elected, the Lead Independent Director is generally expected to serve for more than one year.

The specific responsibilities of the Lead Independent Director include presiding at executive sessions of directors and at board meetings where the Chairman is not present, calling meetings of independent directors, serving as a liaison between the independent directors and the Chairman and CEO and performing such other duties and responsibilities as the Board may determine.

Risk Oversight

Our Board oversees our risk management process. The Board focuses on general risk management strategy, the most significant risks facing Cohu, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters. Cohu’s management is responsible for day-to-day risk management. This responsibility includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

Stockholder Nominees

The policy of the Nominating and Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the Board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary
Cohu, Inc.
12367 Crosthwaite Circle
Poway, CA 92064-6817

In addition, the bylaws of Cohu permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with Cohu’s bylaws, see “Stockholder Proposals – 2019 Annual Meeting” on page 46.

Director Qualifications

Cohu’s Corporate Governance Guidelines are available at www.cohu.com/investors/corporategovernance and contain Board membership criteria that apply to nominees recommended by the Nominating and Governance Committee for a position on Cohu’s Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values, consistent with longstanding Cohu values and standards. They should have relevant experience at the policy-making level in business, government, education, technology and/or public interest. They should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom, based on their experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties. Each director will seek to represent the diverse interests of all stockholders.

Identifying and Evaluating Nominees for Directors

Our Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year. As described above, the Nominating and Governance Committee also considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board. While we do not have a formal diversity policy, the Board believes it is important for the Board to have diversity of knowledge base, professional experience and skills, and the Board and Nominating and Governance Committee takes these qualities into account when considering director nominees.

Executive Sessions

Executive sessions of independent directors, without management present, are held at least three times a year. The sessions may be scheduled or held on an impromptu basis, and are chaired by the Lead Independent Director or in the absence of the Lead Independent Director the Chairman of the Nominating and Governance Committee or another independent director. Any independent director can request that an additional executive session be initiated or scheduled.

Communications with the Board

Individuals may communicate with the Board, including the non-employee directors, by submitting an e-mail to Cohu’s Board at corp@cohu.com or by sending a letter to the Cohu Board of Directors, c/o Corporate Secretary, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817.

Compensation of Directors

Cash Compensation

Directors who are employees of Cohu do not receive any additional compensation for their services as directors. During fiscal 2017, non-employee directors received an annual retainer, and Board committee Chairs and members received annual fees, all paid quarterly, as set forth below.

Annual Retainer:
Chairman of the Board	$75,000
Lead Independent Director	$60,000
Other Directors	$50,000
Annual Fees for Committee Chairs:
Audit Committee	$22,000
Compensation Committee	$15,000
Nominating and Governance Committee	$10,000
Annual Fees for Other Committee Members:
Audit Committee	$8,800
Compensation Committee	$7,500
Nominating and Governance Committee	$5,000

In addition to the retainers and fees noted above, non-employee directors are reimbursed for out-of-town travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings.

Under the terms and conditions of the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”) members of the Board may make an annual irrevocable election to defer receipt of all or a portion of their cash-based non-employee director fees (including, as applicable, any annual retainer fee, committee fee and any other compensation payable with respect to their service as a member of the Board). In the event that a director makes such an election, the Company will grant deferred stock units (“DSUs”) in lieu of cash, with an initial value equal to the deferred cash, which will be settled at a future date through the issuance of Cohu common stock. Mr. Bilodeau and Mr. Ciardella elected to defer 100% of their 2017 cash-based non-employee director fees.

Equity Compensation

Non-employee directors participate in the 2005 Plan that provides for grants of restricted stock units or other forms of equity compensation to non-employee directors, as authorized by the Board. Cohu’s stock ownership guidelines provide that independent and non-employee directors should accumulate, over the three-year period commencing with their appointment or following an increase in the director’s annual cash retainer or a new guideline being approved, a minimum number of shares of Cohu stock with a value equal to three times the director’s annual cash retainer and should not sell any Cohu shares until these ownership guidelines are met and once met subsequent sales, if any, should not reduce their Cohu stock ownership below these minimum guideline amounts.

Equity compensation for non-employee directors during 2017 was as follows:

Initial appointment:

Restricted Stock Units (“RSUs”) with a total value of $100,000

Annual grants:

RSUs with a total value of $100,000

On December 12, 2017, the equity compensation for non-employee directors was revised and currently is:

Initial appointment:

RSUs with a total value of $115,000 and prorated based on the period of time between appointment as director and the next scheduled director annual equity grant date

Annual grants:

RSUs with a total value of $115,000

Each RSU represents a contingent right to receive one share of Cohu common stock upon vesting. Assuming continued service on the Board, the RSUs granted to non-employee directors upon their initial appointment to the Board will vest and shares are issued in three equal annual installments beginning one year after the date of grant. The annual RSU awards vest and shares are issued upon the earlier to occur of the one-year anniversary of the grant date of the award or the next annual meeting of stockholders. RSUs may be accelerated upon a change in control, as defined in the 2005 Plan.

On May 10, 2017, 5,252 RSUs were awarded to each of Messrs. Bendush, Bilodeau, Caggia, Ciardella, Donahue and Mr. Karl Funke. Cohu will issue to each recipient, assuming continued service as a director, shares of Cohu common stock at the end of the required RSU vesting period. Messrs. Bilodeau, Caggia and Ciardella elected to defer the vesting of 100% of their 2017 grants under the 2005 Plan, respectively. Upon vesting, the deferred amount will be credited in the form of DSU awards and ultimately payable, including dividends accrued during the deferral, in shares of Cohu common stock, if the Director ceases to be a Director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral through the issuance of Cohu common stock.

Medical Benefits

Certain Cohu directors who are retired officers of Cohu and certain other current or retired Cohu officers and their spouses receive medical benefits consisting of reimbursement of health insurance premiums and other medical costs not covered by insurance. These benefits are not offered to other retired Cohu employees.

2017 DIRECTOR COMPENSATION

The following table provides information on compensation for Cohu’s non-employee directors for fiscal 2017.

	Fees
	Earned
	or Paid		Stock	All Other
	in Cash		Awards	Compensation
Name	($)		($) (1)	($) (2)	Total ($)
William E. Bendush	79,500		98,738	-	178,238
Steven J. Bilodeau	78,800	(3)	98,738	-	177,538
Andrew M. Caggia	63,800		98,738	-	162,538
Robert L. Ciardella	78,800	(3)	98,738	-	177,538
James A. Donahue	75,000		98,738	16,811	190,549
Karl H. Funke(4)	66,300		98,738	-	165,038

(1)

Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs granted in fiscal 2017. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. As of December 30, 2017, Messrs. Bendush, Bilodeau, Caggia and Ciardella each had 5,252 unvested RSUs outstanding, Mr. Donahue had 39,712 and Mr. Funke had 6,352.

(2)	Amount shown for Mr. Donahue is for reimbursement of health insurance premiums and other medical costs not covered by insurance.

(3)

During the year ended December 30, 2017, Messrs. Bilodeau and Ciardella elected to defer all of their fees under the 2005 Plan. The deferred amount is credited in the form of DSU awards and ultimately payable in shares of Cohu common stock, if the Director ceases to be a Director for any reason, upon the occurrence of a change in control of Cohu or at a future date selected at the time of deferral. As of December 30, 2017, Messrs. Bilodeau, Ciardella and Donahue had 73,396 and 22,577 and 71,064 DSUs, respectively.

(4)	Effective March 26, 2018, Mr. Funke resigned from the Board.

CORPORATE GOVERNANCE

Cohu has adopted Corporate Governance Guidelines (the “Guidelines”) that outline, among other matters, the role and functions of the Board, the responsibilities of various Board committees, selection of new directors and director independence. The Guidelines are available, along with other important corporate governance materials, on our website at www.cohu.com/investors/corporategovernance. As the operation of the Board is a dynamic process, the Board regularly reviews new or changing legal and regulatory requirements, evolving best practices and other developments, and the Board may modify the Guidelines, as appropriate, from time to time.

CODE OF BUSINESS CONDUCT AND ETHICS

Cohu has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”). The Code of Conduct applies to all of Cohu’s directors and employees including its principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, among other things, is designed to promote:

●	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●	full, fair, accurate, timely and understandable disclosure in reports and documents that Cohu files with, or submits to, the SEC and in other public communications made by Cohu;

●	compliance with applicable governmental laws, rules and regulations;

●	the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the Code of Conduct; and

●	accountability for adherence to the Code of Conduct.

The Code of Conduct is available at www.cohu.com/investors/corporategovernance. We intend to make all required disclosures concerning any amendments to, or waivers from, our Code of Conduct on our website within four business days.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Cohu’s common stock as of February 16, 2018, by (i) each stockholder who has reported or is known by Cohu to have beneficial ownership of more than 5% of our common stock; (ii) each director of Cohu; (iii) each NEO included in the “2017 Summary Compensation Table”; and (iv) all directors and executive officers as a group.

	Beneficially owned	Common stock		Percent
Name and address of beneficial owner	common stock	equivalents (1)	Total	of class (2)

BlackRock, Inc. (3)	3,700,110	-	3,700,110	12.96%
55 East 52nd Street, New York, NY 10055

Dimensional Fund Advisors LP (4)	2,377,575	-	2,377,575	8.33%
6300 Bee Cave Road, Austin, TX 78746

Franklin Resources, Inc. (5)	1,578,875	-	1,578,875	5.53%
One Franklin Parkway, San Mateo, CA 94403

The Vanguard Group (6)	1,513,774	-	1,513,774	5.30%
100 Vanguard Blvd. Malvern, PA 19355

William E. Bendush	23,188	10,000	33,188	*
Steven J. Bilodeau (7)	73,589	10,000	83,589	*
Christopher G. Bohrson	3,101	-	3,101	*
Andrew M. Caggia	19,688	10,000	29,688	*
Robert L. Ciardella (8)	70,635	20,000	90,635	*
James A. Donahue	320,328	186,699	507,027	1.78%
Jeffrey D. Jones	79,150	72,222	151,372	*
Thomas D. Kampfer	-	-	-	*
Luis A. Müller	147,559	45,000	192,559	*
Ian von Fellenberg	18,160	12,500	30,660	*
All directors and executive officers as a group (10 persons)	755,396	366,421	1,121,817	3.88%

* Less than 1%

(1)	Shares issuable upon exercise of stock options held by directors and executive officers that were exercisable on or within 60 days of February 16, 2018.

(2)

Computed on the basis of 28,539,627 shares of Cohu common stock outstanding as of February 16, 2018, plus, with respect to each person holding options to purchase Cohu common stock exercisable within 60 days of February 16, 2018, the number of shares of Cohu common stock issuable upon exercise thereof.

(3)

According to Schedule 13G filed with the SEC on January 23, 2018, BlackRock, Inc. reported that its affiliated companies collectively had sole voting and dispositive power with respect to 3,644,472 and 3,700,110 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(4)

According to Schedule 13G filed with the SEC on February 9, 2018, Dimensional Fund Advisors LP reported that it had sole voting and dispositive power with respect to 2,295,424 and 2,377,575 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(5)

According to Schedule 13G filed with the SEC on February 5, 2018, Franklin Resources, Inc. reported that Franklin Advisory Services, LLC had sole voting and dispositive power with respect to 1,461,674 and 1,578,875 shares, respectively, and no shared voting or dispositive power with respect to these shares.

(6)

According to Schedule 13G filed with the Securities SEC on February 8, 2018, The Vanguard Group reported that it had sole voting and dispositive power with respect to 33,189 and 1,479,910 shares, respectively and shared voting and dispositive power with respect to 2,085 and 33,864 shares, respectively.

(7)	Beneficially owned common stock includes 73,589 deferred stock unit awards issued pursuant to the 2005 Plan.

(8)	Beneficially owned common stock includes 22,635 deferred stock unit awards issued pursuant to the 2005 Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that Cohu’s executive officers, directors and persons who own more than 10% of a registered class of Cohu’s equity securities, file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the SEC. Such officers, directors and 10% stockholders are also required by SEC rules to furnish Cohu with copies of all Section 16(a) forms they file.

Based solely upon its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for such persons, Cohu believes that during the year ended December 30, 2017 its executive officers, directors and 10% stockholders timely complied with all Section 16(a) filing requirements except as follows:  (i) on March 22, 2018, a Form 4/A was filed for Andrew M. Caggia to correct an inadvertent error in the amount of his beneficial ownership of securities reported as of May 10, 2017; (ii)  on March 22, 2018, a Form 4/A was filed for James A. Donahue to correct an inadvertent error in the amount of his beneficial ownership of securities reported as of March 24, 2017; (iii) on March 12, 2018, a Form 4/A was filed for Karl H. Funke to correct an inadvertent error in the amount of his beneficial ownership of securities reported as of March 9, 2017; (iv) on March 22, 2018, for Ian von Fellenberg, a Form 3/A and Form 4/A were filed to correct inadvertent errors in the amounts of his beneficial ownership of securities reported as of March 22, 2017 and May 30, 2017, respectively; and (v) on March 22, 2018, a Form 4/A was filed for Luis A. Müller to correct an inadvertent error in the amount of his beneficial ownership of securities reported as of March 24, 2017.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) except to the extent that Cohu specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Composition

The Audit Committee of the Board of Directors is composed of four (4) independent directors, as defined in the NASDAQ listing standards, and operates under a written charter adopted by the Board of Directors. The current members of the Audit Committee are William E. Bendush (Chairman), Steven J. Bilodeau, Andrew M. Caggia, and Robert L. Ciardella.

Responsibilities

The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Cohu’s financial statements, Cohu’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and risk assessment and risk management. The Audit Committee manages Cohu’s relationship with its independent registered public accounting firm (who report directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and receive appropriate funding, as determined by the Audit Committee, from Cohu for such advice and assistance.

Cohu’s management has primary responsibility for preparing Cohu’s financial statements and Cohu’s financial reporting process. Cohu’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on (i) the conformity of Cohu’s audited financial statements with accounting principles generally accepted in the United States, and (ii) the effectiveness of Cohu’s internal control over financial reporting.

Review with Management and Independent Registered Public Accounting Firm

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements contained in Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017 and Cohu’s effectiveness of internal control over financial reporting, together and separately, with management and the independent registered public accounting firm. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed pursuant to standards of the Public Company Accounting Oversight Board.

Ernst & Young LLP also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Ernst & Young LLP any relationships that may impact their objectivity and independence, and satisfied itself as to Ernst & Young’s independence.

Summary

Based upon the Audit Committee’s discussions with management and Ernst & Young LLP and the Audit Committee’s review of the representations of management, and the reports of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017, for filing with the SEC.

The Audit Committee appointed Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2018 and recommends to stockholders that they ratify the appointment of Ernst & Young LLP as Cohu’s independent registered public accounting firm for fiscal 2018.

This report is submitted by the Audit Committee.

William E. Bendush (Chairman)       Steven J. Bilodeau       Andrew M. Caggia        Robert L. Ciardella

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table shows the fees billed to Cohu for the audit and other services provided by Ernst & Young LLP for the years ended December 30, 2017 and December 31, 2016.

(in thousands)	2017	2016
Audit Fees (1)	$1,598	$1,884
Audit-Related Fees (2)	-	205

Tax Fees:
Tax Compliance (3)	44	65
Tax Planning and Advice	48	15
	92	80
Total	$1,690	$2,169

The Audit Committee has established pre-approval policies and procedures concerning the engagement of Cohu’s independent registered public accounting firm to perform any services. These policies require that all services rendered by Cohu’s independent registered public accounting firm be pre-approved by the Audit Committee within specified, budgeted fee amounts. In addition to the approval of all audit fees in 2017 and 2016, 100% of the non-audit fees were pre-approved by the Audit Committee.

The Audit Committee has delegated to the Chair of the Audit Committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by Cohu’s independent registered public accounting firm with associated fees up to a maximum of $10,000 for any one such service, provided that the Chair shall report any decisions to pre-approve such audit-related or non-audit services and fees to the full Audit Committee at its next regular meeting.

(1)

Audit fees represent fees for professional services provided in connection with the audit of Cohu’s financial statements and review of Cohu’s quarterly financial statements and audit services provided in connection with other statutory or regulatory filings. In addition, audit fees include those fees related to Ernst & Young LLP’s audit of the effectiveness of Cohu’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

(2)

Audit-related fees include accounting consultation services related to business acquisitions and divestitures and other attestation services. Audit-related fees incurred in 2016, are for due diligence related services provided in conjunction with the acquisition of Kita Manufacturing LTD.

(3)	Tax compliance fees consisted primarily of assistance with (i) review or preparation of Cohu’s federal, state and foreign tax returns and (ii) tax return examinations.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information regarding the 2017 compensation program for our Chief Executive Officer, Chief Financial Officer, and the next three most highly-compensated executive officers of the Company at the end of 2017. These individuals were:

●	Luis A. Müller, President and Chief Executive Officer (our “CEO”);
●	Jeffrey D. Jones, Vice President, Finance and Chief Financial Officer;
●	Thomas D. Kampfer, Vice President Corporate Development, General Counsel and Secretary;
●	Christopher Bohrson, Vice President and General Manager, Digital Test Handlers; and
●	Ian von Fellenberg, Vice President and General Manager, Analog Test Handlers.

Mr. Kampfer joined us and was appointed as our Vice President Corporate Development, General Counsel and Secretary, effective May 30, 2017.

We refer to these executive officers collectively in this Compensation Discussion and Analysis and the related compensation tables as the “NEOs.” This Compensation Discussion and Analysis provides an overview of our philosophy and principles that govern our executive compensation program, how we applied those principles in compensating our executive officers for 2017, and how we use our executive compensation program to drive performance. In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrived at the specific compensation policies and decisions involving the NEOs during 2017.

Executive Summary

2017 Business Highlights

Cohu delivered another year of solid sales and profitability growth in fiscal 2017:

●	Orders were at record levels with the full year increasing 41% over 2016;
●	Sales were up 25% year-over-year to $352.7 million;
●	GAAP earnings per share increased 858% to $1.15;
●	Generated a record $39 million in operating cash flow;
●	Ended the year with $156 million in cash and investments and a strong balance sheet; and
●	Returned $6.6 million to stockholders through quarterly cash dividends.

In 2017, we executed our strategic plan to grow share in the test handler market and to accelerate growth in test contactors while making disciplined investments in probe and semiconductor inspection. The acquisition of Kita has proven to be a success, with a 450% increase in the number of Kita probes incorporated within our contactors and several design-wins combined with Cohu handlers.

2017 Executive Compensation Highlights

Consistent with our performance and compensation objectives, the Compensation Committee approved the following compensation actions for our executive officers, including the NEOs, for 2017:

●	Made merit adjustments to their base salaries, including an 10.3% increase to the CEO;
●	Paid annual cash incentive bonuses ranging from 138% to 152% of their target annual cash incentive bonus opportunity, including an annual cash incentive bonus of 148% of target to our CEO;
●

Granted long-term incentive compensation in the form of time-based restricted share unit (“RSU”) awards for shares of our common stock and performance share unit (“PSU”) awards for shares of our common stock to be earned based on our total stockholder return (“TSR”) relative to a pre-selected comparator group for a 3-year period from 2017 through 2019. Our CEO received a grant of 37,492 RSUs and a PSU grant of 37,492 shares at target performance; and

●	In connection with his appointment as our Vice President Corporate Development, General Counsel and Secretary on May 30, 2017, approved the following compensation arrangements for Mr. Kampfer:
-	an annual base salary of $285,000;
-	a target annual cash incentive bonus opportunity equal to 50% of his annual base salary;

-	a sign-on bonus of $50,000;
-	an annual car allowance of $6,000; and
-	a grant of 9,274 RSUs and a PSU grant of 9,274 shares at target performance.

Mr. Kampfer’s compensation arrangements were negotiated on our behalf by our CEO and approved by the Compensation Committee. In establishing the initial compensation arrangements for Mr. Kampfer, we took into consideration the requisite experience and skills that a qualified candidate would need to work in a growing business in a dynamic and ever-changing environment, the competitive market for similar positions at other comparable companies based on a review of compensation survey data and the need to integrate him into our existing executive compensation structure, while balancing both competitive and internal equity considerations.

Pay for Performance

Our Board of Directors believes that the compensation of our executive officers for 2017 is reasonable and appropriate, is justified by our performance, and carefully balances both time-based and performance-based compensation elements. The following chart illustrates the mix of elements of the target total direct compensation opportunity for our CEO for 2017.

Further, the compensation of the NEOs over the previous five years demonstrates the alignment between pay and performance. The variable cash compensation for the NEOs for each year from 2013 through 2017 varied from 23% to 152% of their target annual cash incentive bonus opportunities based on our performance. For example:

●

In 2013, our sales were impacted by a weaker industry and global macroeconomic environment. While the NEOs continued to deliver on their strategic objectives, we incurred losses that year and consequently the NEOs received variable cash compensation ranging from 23% to 68% of their target annual cash incentive bonus opportunities.

●

In 2014, we attained record sales along with high profitability and all NEOs received variable cash compensation above their target amounts ranging from 111% to 129% of their target annual cash incentive bonus opportunities.

●

In 2015, we delivered solid sales and profitability levels while executing several key strategic deliverables relating to divesting non-core businesses. All NEOs received variable cash compensation near their target amounts ranging from 100% to 107% of their target annual cash incentive bonus opportunities.

●

In 2016, our results were again strong and we executed the acquisition of Kita Manufacturing. All NEOs received variable cash compensation above their target amounts ranging from 114% to 119% of their target annual cash incentive bonus opportunities.

●

2017, as discussed above, was a successful year where we delivered strong results and executed on our strategic objectives. All NEOs received variable cash compensation above their target amounts ranging from 138% to 152% of their target annual cash incentive bonus opportunities.

Since 2012, all NEOs have had some portion of their Long-Term Incentive compensation based on PSUs that require achievement of business goals to earn the equity incentive. Starting in 2015, the PSU portion of the Long-Term Incentive program is earned based solely on our total stockholder return (“TSR”) relative to a pre-selected comparator group of peer companies. The weighting of these PSUs in relation to time-based RSU grants has also evolved over the years and currently stands at 50% of each NEOs annual equity grant. The NEOs have earned from a low of 37% of their target award for the 2015 Long-Term Incentive program to a high of 180% of their target award for the 2014 Long-Term Incentive program.

While the past five years indicate that the program effectively rewards our executive officers when we deliver superior performance and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee will continue to review the executive compensation program to ensure it reflects the correct balance between short-term financial performance and long-term stockholder return. For example, in March 2016, the Compensation Committee increased the performance period for the TSR to three years to enhance the focus on long-term results. This formula is described in detail in the section entitled “Long-Term Incentive Compensation” below.

2017 Executive Compensation Policies and Practices

We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2017:

●	Independent Compensation Committee. The Compensation Committee is comprised solely of independent directors.
●

Independent Compensation Committee Advisors. The Compensation Committee engaged its own compensation consultant to assist with its 2017 compensation and governance reviews. This consultant performed no other consulting or services for us.

●

Annual Executive Compensation Review. The Compensation Committee conducts an annual review and approval of our compensation strategy, including a review of our compensation peer group used for comparative purposes.

●

Annual Compensation-Related Risk Review. The Compensation Committee conducts an annual review of our compensation-related risk profile to ensure that compensation practices are not reasonably likely to have a material adverse effect on the Company.

●

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation policies and practices that are designed to align our executive compensation with long-term stockholder interests, including the following:

-

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based to align the interests of our executive officers and stockholders;

-	No Retirement Pension Plans. We do not currently offer, nor do we have plans to provide, defined benefit pension arrangements or retirement plans for our executive officers;
-	Limited Perquisites. We provide minimal perquisites and other personal benefits to our executive officers;
-

No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits other than standard relocation benefits and tax equalization agreements related to expatriate assignments;

-	No Post-Employment Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any severance or change-in-control payments or benefits;
-

“Double-Trigger” Change-in-Control Arrangements. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of the Company plus a qualifying termination of employment before payments and benefits are paid);

-	Performance-Based Incentives. We use performance-based short-term and long-term incentives;
-	Incentive Compensation Recoupment Policy. Incentive compensation awarded to our executive officers is subject to recoupment under certain circumstances if our financial results are restated;
-	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest or are earned over multi-year periods, consistent with current market practice and our retention objectives;
-	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers, and directors from hedging or pledging any Company securities; and
-	Stock Ownership Policy. We maintain a stock ownership policy for our executive officers and directors that require each of them to beneficially own a specified number of shares of our common stock.

2017 Stockholder Advisory Vote on Executive Compensation

At our 2017 Annual Meeting of Stockholders, we conducted a stockholder advisory vote on the 2017 compensation of the NEOs (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2017 compensation of the NEOs, as disclosed in our proxy statement for the 2017 Annual Meeting of Stockholders with approximately 97% of the votes cast in favor of the proposal.

We believe that the outcome of the Say-on-Pay vote reflects our stockholders’ strong support of our executive compensation program. We value the opinions of our stockholders and will continue to consider the outcome of future Say-on-Pay votes, as well as feedback received throughout the year, when making compensation decisions for our executive officers, including the NEOs.

Based on the results of a separate stockholder advisory vote on the frequency of future stockholder advisory votes regarding the compensation of the NEOs (commonly known as a “Say-When-on-Pay” vote) conducted at our 2017 Annual Meeting of Stockholders, our Board of Directors determined that we will hold our Say-on-Pay votes on an annual basis.

Compensation Philosophy

Our executive compensation program is intended to meet three principal objectives:

●	attract, reward and retain our executive officers;
●	motivate these individuals to achieve our short-term and long-term corporate goals that enhance stockholder value; and
●	support our core values and culture by promoting internal equity and external competitiveness.

To meet these objectives, we have adopted the following overarching policies:

●	we pay compensation that is competitive with the practices of other leading semiconductor equipment and similar technology companies; and
●	we pay for performance by:
-	providing a short-term cash incentive opportunity that is based on challenging financial and individual performance objectives for our executive officers; and
-

providing long-term incentive opportunities in the form of a combination of RSU awards, PSU awards, and/or stock options that enable us to motivate and retain those executive officers with the leadership abilities necessary to create sustainable long-term value for our stockholders.

These policies guide the Compensation Committee in determining the proper allocation between current cash compensation and short-term and long-term incentive compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and applicable regulatory requirements.

Compensation-Setting Process

Role of the Compensation Committee

Our executive compensation program is designed and overseen by the Compensation Committee, which is comprised entirely of independent directors, as determined in accordance with the rules of the SEC and the listing standards of the NASDAQ. The Compensation Committee conducts an annual review of our executive compensation strategy to ensure that it is appropriately aligned with our short-term business plan and long-term strategy. The Compensation Committee also reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the Compensation Committee from time to time recommends changes in our executive compensation program.

The Compensation Committee reviews our executive compensation program on an annual basis, including each of the elements of compensation provided under the program (other than deferred compensation and 401(k) benefits, which are reviewed from time to time to ensure that benefit levels remain competitive but are not included in the annual determination of our executive officers’ compensation arrangements). In determining the overall compensation arrangements for our executive officers, including the NEOs, as well as the level of each specific element of compensation, the Compensation Committee takes into consideration a number of factors, including the following:

●	the recommendations of our CEO (except with respect to his own compensation) as described below;
●	our corporate growth and other elements of financial performance;
●	the individual performance of each executive officer, including his or her achievement of management objectives;
●	a review of the relevant competitive market data, as described below;
●	the skill set, prior experience, and tenure of the executive officer;
●	the role and responsibilities of the executive officer;
●	the past and expected future contribution of the executive officer;
●	internal pay consistency for similar positions or skill levels within the Company; and
●	external pressures to attract and retain talent and overall market conditions.

The Compensation Committee does not weight these factors in any predetermined manner, nor does it apply any formulas in developing its compensation recommendations. The members of the Compensation Committee consider all of this information in light of their individual experience, knowledge of the Company, knowledge of the competitive market, knowledge of each executive officer, and business judgment in making these recommendations.

The Compensation Committee’s authority, duties, and responsibilities are described in its charter, which is reviewed annually and revised and updated as warranted. The charter is available at www.cohu.com in the Investor Information section.

Role of Management

On occasion, the Compensation Committee meets with our CEO and/or our other executive officers and our Vice President of Human Resources to obtain information and recommendations with respect to our executive compensation program, policies, and practices, as well as the compensation arrangements of our executive officers. In 2017, the Compensation Committee met with Dr. Müller, our CEO, who made recommendations to the Compensation Committee on the base salary, target annual cash incentive award opportunities, and long-term incentive compensation for our executive officers, including the NEOs (except with respect to his own compensation). In formulating these recommendations, our CEO used, among other things, competitive market data, an internal equity analysis and individual performance factors. The Compensation Committee considers, but is not bound by and does not always accept, these recommendations with respect to executive compensation. In recent years, the Compensation Committee has changed several of our CEO’s compensation proposals and regularly seeks input from its compensation consultant or data from other independent sources prior to making its decisions.

In 2017, our CEO attended some of the Compensation Committee’s meetings, but the Compensation Committee also held regular executive sessions not attended by any members of management or non-independent members of our Board of Directors. The Compensation Committee held discussions and made its decisions with respect to our CEO’s compensation without him present.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our executive officers, including the NEOs, but may, if it chooses, delegate any of its responsibilities to subcommittees. The Compensation Committee has authorized our CEO to make base salary adjustments and short-term cash incentive award decisions for all employees other than our executive officers, including the NEOs.

Role of Compensation Consultant

The Compensation Committee has the authority to engage independent advisors to assist in carrying out its responsibilities. In 2017, the Compensation Committee engaged Compensia, a national compensation consulting firm, to advise and assist it on various aspects of executive and director compensation, including base salaries, annual and long-term incentive compensation. The Chair of the Compensation Committee reviewed and approved all payments to Compensia.

It has been the Compensation Committee’s practice to have Compensia prepare a comprehensive executive compensation analysis in alternating years, and update this analysis in interim years only if warranted by changing conditions. Compensia prepared full director and executive compensation analyses in September 2017 and December 2017, respectively. In addition, the Compensation Committee directed Compensia to report on trends in executive and director compensation policies and practices, corporate governance, and to conduct a compensation-related risk assessment of our compensation programs in 2017.

Compensia reports directly to the Compensation Committee, although one or more of its consultants met with management for purposes of gathering information on the compensation proposals that management submitted to the Compensation Committee. The Compensation Committee may replace Compensia or hire additional advisors at any time. Compensia does not provide any other services to us and receives compensation only with respect to the services provided to the Compensation Committee.

The Compensation Committee has considered the independence of Compensia in light of the rules of the SEC and the listing standards of NASDAQ. Based on these rules and standards, the Compensation Committee has concluded that the work performed by Compensia did not raise any conflict of interest.

Competitive Positioning

In arriving at its compensation decisions for our executive officers, including the NEOs, for 2017, the Compensation Committee considered competitive market data and an analysis prepared by Compensia. In making its decisions, the Compensation Committee evaluates this data and analysis as an important reference point, but does not reach its conclusions on a formulaic basis. This analysis was based on a review of the compensation practices of a select group of peer companies which was approved by the Compensation Committee with input from management. In selecting companies for the compensation peer group, the Compensation Committee identified companies in the semiconductor equipment sector that were comparable to us on the basis of revenues, market capitalization, and scope of operations, and which the Compensation Committee believed compete with us for executive talent. For 2017, the compensation peer group consisted of 14 companies. Ultratech was removed in May 2017 due to their being acquired and FARO was added in September 2017. There was a 93% overlap of the companies comprising the compensation peer group with the 2017 Glass-Lewis-identified peer group and a 65% overlap with the 2017 Institutional Shareholder Services (“ISS”) identified peer group.

For 2017, the compensation peer group as of March 2017 consisted of the following companies:

Advanced Energy Industries	Nanometrics
Axcelis Technologies	Photronics
Brooks Automation	Rudolph Technologies
Cabot Microelectronics	Ultra Clean Holdings
Electro Scientific Industries	Ultratech
FormFactor	Veeco Instruments
Kulicke & Soffa	Xcerra

Generally, data on the compensation practices of the companies in the compensation peer group was gathered by Compensia from publicly-available sources, including publicly available databases. Peer company data is gathered with respect to base salary, target annual bonus opportunities, equity awards (including stock options, RSU awards, and PSU awards), and long-term cash-based awards. In addition, similar data was gathered from the Radford High-Technology Executive Compensation survey for purposes of providing additional perspective in the case of executive positions where the compensation peer group offered a limited number of relevant data points.

Compensation Elements

Our executive compensation program consists of six principal elements:

●	base salary;
●	annual cash incentive bonus opportunities;
●	long-term incentive compensation in the form of equity awards;
●	deferred compensation benefits;
●	welfare and health benefits, including a Section 401(k) plan; and
●	limited perquisites and other personal benefits.

The Compensation Committee has selected these elements because each is considered necessary, appropriate and when combined, are effective, and will continue to be effective, in achieving our compensation objectives.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain experienced executive officers. Base salaries for our executive officers are also intended to be competitive with those received by other individuals in similar positions at the companies with which we compete for talent, as well as to be equitable across the management team.

The Compensation Committee reviews the base salaries of our executive officers, including the NEOs, annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2017, the Compensation Committee reviewed the base salaries of our executive officers, including the NEOs, taking into consideration a competitive market analysis prepared by Compensia in 2015 and updated in December 2016, and the recommendations of our CEO (except with respect to his own base salary), as well as the other factors described above. Following this review, the Compensation Committee determined, to make merit adjustments to maintain the competitiveness of certain executive officers’ base salaries. The increases for Dr. Müller and Mr. von Fellenberg were above general merit increase market data levels due to the Committee’s intention to reward successful performance and to address the Committee’s view that both salaries were below market salary levels considering the performance, experience and skills of these two individuals.

Effective March 1, 2017, the annual base salaries of the NEOs for 2017 were as follows:

	Prior	2017
	Base	Base	Percentage
Named Executive Officer	Salary	Salary	Change
Luis A. Müller	$485,000	$535,000	10.3%
Jeffrey D. Jones	$320,000	$329,500	3.0%
Thomas D. Kampfer (1)	-	$285,000	-
Christopher G. Bohrson	$250,000	$250,000	0.0%
Ian von Fellenberg (2)	$223,207	$241,064	8.0%
(1)	Mr. Kampfer began his employment on May 30, 2017 and the salary noted was his starting salary.

(2)

Mr. von Fellenberg is paid in Swiss Francs and the base salary rates above have been converted to U.S. Dollars as required by SEC rules. The salary change percentage was applied to his base salary in Swiss Francs and the year-over-year change in U.S. Dollars as reflected above is impacted by the currency exchange rates in effect at the time of the change.

On February 8, 2018, the Compensation Committee, based on the recommendation of Dr. Müller and a review of market salary data performed by Compensia in December 2017, as well as the other factors described above, approved base salary increases for our executive officers including the NEOs. At this same meeting, the Compensation Committee held an executive session without the presence of management or our CEO to discuss his base salary level in relation to the competitive market, and his performance in the role. At this meeting, the Compensation Committee also approved a base salary increase for Dr. Müller to be effective the same date as the other NEO’s annual compensation changes. The increases for Dr. Müller and Messrs. Bohrson and von Fellenberg were above general merit increase market data levels due to the Committee’s intention to reward the strong performance of the executive officers and, in the case of Messrs. Bohrson and von Fellenberg, to address the Committee’s concern for the individuals’ relatively low base salaries in comparison to market salary levels.

Effective February 12, 2018, the annual base salaries of the NEOs are as follows:

	2017	2018
	Base	Base	Percentage
Named Executive Officer	Salary	Salary	Change
Luis A. Müller	$535,000	$595,000	11.2%
Jeffrey D. Jones	$329,500	$342,680	4.0%
Thomas D. Kampfer	$285,000	$293,550	3.0%
Christopher G. Bohrson	$250,000	$277,002	10.8%
Ian von Fellenberg (1)	$241,064	$277,002	10.0%
(1)

Mr. von Fellenberg is paid in Swiss Francs and the base salary rates above have been converted to U.S. Dollars as required by SEC rules. The salary change percentage was applied to his base salary in Swiss Francs and the year-over-year change in U.S. Dollars as reflected above is impacted by the currency exchange rates in effect at the time of the change.

The base salaries of the NEOs during 2017 are set forth in the “2017 Summary Compensation Table” below.

Annual Cash Incentive Bonuses

Each year, the Compensation Committee approves an annual management incentive plan for our executive officers, including the NEOs, to encourage and award their achievement of our financial and operational objectives as set forth in our annual operating plan. Under this annual management incentive plan, the Compensation Committee establishes a bonus formula that is applied to the actual level of achievement for each of the selected performance measures. The bonus formula is based on the anticipated difficulty and relative importance of achieving the target level for each respective performance measure. Accordingly, the actual bonuses paid, if any, for any given year will vary depending on our actual performance.

To support our retention objectives, typically the annual management incentive plan provides that an executive officer must be an employee when the incentive bonus for the year is paid. The annual management incentive plan provides that the Compensation Committee has the discretion to decrease, but not increase, any bonuses paid under the plan, even if the applicable performance objectives have been achieved. Historically, bonuses have been payable in cash unless an executive officer elects to defer all or part of his bonus into the Cohu, Inc. Deferred Compensation Plan.

On February 9, 2017, the Compensation Committee adopted the annual management incentive plan for 2017 (the “2017 MIP”). The 2017 MIP was adopted pursuant to the Cohu, Inc. 2005 Equity Incentive Plan (the “2005 Plan”).

Target Annual Cash Incentive Bonus Opportunities

For purposes of the 2017 MIP, our CEO made recommendations to the Compensation Committee with respect to target annual cash incentive bonus opportunities (expressed as a percentage of base salary) for each of our executive officers, including the NEOs (except with respect to his own target annual cash incentive bonus opportunity). The target annual cash incentive bonus opportunities approved by the Compensation Committee for the NEOs, and the range of the potential bonus, as a percentage of base salary, were as follows:

	Target Annual Cash	Range of Possible 2017
Named Executive Officer	Incentive Opportunity	Incentive Awards
Luis A. Müller	100%	0%	-	166.7%
Jeffrey D. Jones	60%	0%	-	100%
Thomas D. Kampfer	50%	0%	-	75%
Christopher G. Bohrson	50%	0%	-	83.3%
Ian von Fellenberg	50%	0%	-	83.3%

Performance Measures

For purposes of the annual management incentive plan, the Compensation Committee may select one or more performance measures from a range of performance measures specified in the 2005 Plan. For purposes of the 2017 MIP, the Compensation Committee selected two financial performance measures for our executive officers:

●	sales; and
●	non-GAAP operating income.

The Compensation Committee selected these two performance measures because they believe sales reflect the overall acceptance of the market for our products and Non-GAAP operating income reflects how effectively management delivered our products to our customers during the year. Sales targets were based on our consolidated results for the year, except in the case of Messrs. Bohrson and von Fellenberg whose sales targets were based on their respective business unit results.

For purposes of the 2017 MIP, “non-GAAP operating income” was calculated by adjusting our 2017 actual results prepared under GAAP to exclude charges for share-based compensation, the amortization of acquired intangible assets, manufacturing transition costs, employee severance costs, acquisition related costs, fair value adjustment to contingent consideration, purchase accounting inventory step-up included in cost of sales and the reduction of an uncertain tax position liability and related indemnification receivable. This methodology is identical to that used in our quarterly earnings press releases. A reconciliation of GAAP to non-GAAP operating income used for the 2017 MIP is included as Appendix B to this proxy statement.

In addition, the Compensation Committee determined that each executive officer’s annual cash incentive bonus would be based, in part, on his individual performance as measured against multiple management objectives, which included, among other things, specific quantitative and qualitative goals in the areas of market expansion, business development, operating and financial performance, and/or new product development.

The weighting of these corporate and individual performance measures for purposes of the 2017 MIP for each NEO were as follows:

		Non-GAAP	Individual
		Operating	Management
Named Executive Officer	Sales	Income	Objectives
Luis A. Müller	33%	33%	33%
Jeffrey D. Jones	33%	33%	33%
Thomas D. Kampfer	25%	25%	50%
Christopher G. Bohrson	33%	33%	33%
Ian von Fellenberg	33%	33%	33%

The performance measures and their respective weightings were selected to reflect the principal role and responsibilities of each of our executive officers. The Compensation Committee determined that using our consolidated results for non-GAAP operating income and sales, except as noted above, were appropriate for all executive officers given their responsibilities for the overall success of our business.

In addition, to further motivate our executive officers and based on a competitive market analysis prepared by Compensia, the Compensation Committee determined that the following features would apply to the 2017 MIP:

●

with respect to the portion of the annual cash incentive bonus related to the sales and non-GAAP operating income performance measures, no amount would be paid unless such sales and non-GAAP operating income were at least 85% and 75%, respectively, of our target levels as reflected in our annual operating plan; and

●

the threshold, target, and maximum performance and payout levels for the sales and non-GAAP operating income performance measures were scaled to provide both greater reward for exceeding our target levels and greater penalty for missing target levels as follows:

2017 MIP Scales for Sales and Operating Income
Performance to Sale Target	<85%	85 - 130%	>130%
Payout Level Earned	None	50 - 200%	200%
Performance to Operating Income Target	<75%	75 - 150%	>150%
Payout Level Earned	None	50 - 200%	200%

To ensure that the annual cash incentive bonuses served our goal of increasing stockholder value and because the Compensation Committee wanted to pay bonuses at above target levels only upon the achievement of what it considered to be exceptional target performance, it determined that the maximum annual cash incentive bonus for any executive officer would be payable only if the actual performance significantly exceeded our target operating results. Accordingly, if our actual results for 2017 exceeded the applicable target level for sales and non-GAAP operating income, each portion of their target annual cash incentive bonus opportunity subject to those performance measures could have been increased up to an amount that was two times the target cash incentive bonus opportunity subject to those measures.

Payouts for performance between the threshold and maximum performance levels were to be determined on a linear basis. However, no bonus with respect to the sales performance measures would be paid if the Company reported a non-GAAP operating loss. Finally, as provided under the 2005 Plan, no performance bonus may exceed $1 million in any fiscal year.

Individual Performance Objectives

For purposes of the 2017 MIP, the Compensation Committee selected individual performance objectives for our CEO and our other executive officers that reflected their responsibilities for the overall management of the Company. These performance objectives for each NEO are set forth in the table below.

Performance Measure Target Levels

With respect to the target levels for sales and non-GAAP operating income, the Compensation Committee believed that, at the time the target level for each performance measure was set, these target levels would be challenging and difficult, but achievable under normal business conditions with significant effort and skill. For 2017, the Compensation Committee expected that these target levels would be difficult to achieve because they would require delivery of results in uncertain market conditions, adroitly executing our business strategy, the development and acceptance by customers of new products, and successful entry into certain new markets in a highly competitive and volatile environment. In addition, the Compensation Committee set the 2017 sales and non-GAAP operating income targets at levels significantly higher than those achieved in 2016.

For purposes of the 2017 MIP, the target levels for Company sales and non-GAAP operating income are set forth in the following table, which also summarizes the individual performance objectives for each NEO. The sales target levels for Messrs. Bohrson and von Fellenberg were based on their respective business units, and since we do not report financial results at the business unit level, these specific target levels and results have not been disclosed. These activities were determined to be challenging to achieve due to the highly competitive markets in which we operate and the impact that achievement of the objectives would have on our business results.

2017 MIP Performance Measures and Objectives
Goals (as defined)	Dr. Müller	Mr. Jones	Mr. Bohrson	Mr. Kampfer	Mr. von Fellenberg
Sales (Target)	$301.6 million	$301.6 million	Confidential	$301.6 million	Confidential
Non-GAAP Operating Income (Target)	$32.7 million	$32.7 million	$32.7 million	$32.7 million	$32.7 million
Personal Objective #1	Profitably grow with new products aligned to end-application markets.	Implement new systems to simplify business	Develop next generation pick & place handler.	Execute corporate development projects.	Grow turret share at existing and target new customers.
Personal Objective #2	Execute operational standardization and quality excellence.	Optimize financial processes.	Secure pick & place share at key and focus accounts.	Harmonize global policies and optimize legal function.	Successfully introduce new WLCSP prober.
Personal Objective #3	Drive strategic corporate development projects.		Grow pick & place share with new Eclipse configurations.

Annual Bonus Decisions

Following the end of 2017, the Compensation Committee compared our actual financial performance to the target performance levels established for the year, and applied the bonus formula under the 2017 MIP to this actual performance. In addition, the Compensation Committee determined that the NEOs had achieved a majority of their individual performance objectives for 2017.

Based on these determinations, the annual cash incentive bonuses paid to the NEOs for 2017 were as follows:

Actual Achievement of 2017 MIP Performance Measures and Objectives (as defined)
	Dr. Müller	Mr. Jones	Mr. Bohrson	Mr. Kampfer	Mr. von Fellenberg
Sales (Actual)	$352.7 million	$352.7 million	Confidential	$352.7 million	Confidential
Goal Payout %	156%	156%	164%	156%	160%
Non-GAAP Operating Income (Actual)	$50.9 million	$50.9 million	$50.9 million	$50.9 million	$50.9 million
Goal Payout %	200%	200%	200%	200%	200%
Personal Goal #1	81%	75%	90%	95%	100%
Personal Goal #2	93%	100%	95%	100%	80%
Personal Goal #3	95%		90%
Total Personal Goal Achievement	89%	88%	92%	98%	90%
Actual Amount of Fiscal 2017 Annual Cash Incentive Bonuses
Annual Cash Incentive Bonus Payment	$794,361	$292,884	$190,171	$114,803 (1)	$188,849
% of target annual cash incentive bonus opportunity	148%	148%	152%	138%	150%

(1) Bonus payment was pro-rated based on start date of May 30, 2017.

The annual cash incentive bonuses paid to the NEOs for 2017 are set forth in the “2017 Summary Compensation Table” below.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to our executive officers, including our NEOs. These awards are intended to align the interests of our executive officers with those of our stockholders by creating an incentive for them to maximize long-term stockholder value. They are also designed to encourage our executive officers to remain employed with us in a very competitive labor market. The Compensation Committee regularly monitors the environment in which we operate and revises our long-term incentive compensation arrangements as it determines to be necessary and appropriate to help meet our business objectives, including increasing long-term stockholder value.

In 2012, based in part upon a review of competitive market practices and the recommendation of its compensation consultant, the Compensation Committee determined that it was in the best interests of our stockholders to add a performance-based component to our long-term incentive compensation program and introduced the grant of PSU awards beginning in 2013. The Compensation Committee believes that the combination of time-based and performance-based stock unit awards provides an appropriate balance between awards of high incentive value (in the form of PSU awards which are earned only if pre-established corporate performance objectives and additional service requirements are met) and awards that provide high retention value (in the form of time-based RSU awards with continued service requirements).

In 2013, based in part upon a review of competitive market practices and the recommendation of its compensation consultant, the Compensation Committee determined that it was in the best interests of our stockholders to discontinue the use of stock options as part of our long-term incentive compensation program. RSU and PSU awards are typically a more efficient vehicle with respect to the use of our equity plan’s share reserve because fewer shares of our common stock are needed to achieve our incentive and retention goals than using a stock option award.

Generally, in determining the size of the equity awards granted to our executive officers, including the NEOs, the Compensation Committee takes into consideration the recommendations of our CEO (except with respect to his own equity awards), competitive market data (with particular reference to the median of the competitive market), the potential GAAP accounting expense associated with the proposed awards (as compared to the companies in the compensation peer group), and the other factors described above. The Compensation Committee also considers the dilutive effect of our long-term incentive compensation practices, and the overall impact that these equity awards, as well as awards to other employees, will have on stockholder value. Further, the Compensation Committee has the discretion to determine whether awards in any given year will be made in the form of RSU awards, PSU awards, or a combination thereof.

On March 22, 2017, the Compensation Committee, based on the factors described above, approved the grant of RSU awards and PSU awards to our executive officers, including the NEOs. The Compensation Committee also determined that, to balance the retention value of the RSU awards with the performance focus of the PSU awards, the total dollar value of the equity awards should be equally weighted between RSU awards and PSU awards. The equity awards granted to the NEOs in 2017, excluding Mr. Kampfer’s equity award grants discussed above, were as follows:

	Number of	Number of
	Restricted	Performance
	Stock Units	Stock Units
Named Executive Officer	Granted	Granted (1)
Luis A. Müller	37,492	37,492
Jeffrey D. Jones	16,196	16,196
Christopher G. Bohrson	8,998	8,998
Ian von Fellenberg	8,998	8,998
(1) PSUs granted at the target award level.

Restricted Stock Unit Awards

Consistent with our other employee equity awards, the RSU awards granted to our executive officers in 2017 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

Performance Stock Unit Awards

2017 PSU Awards

The PSU awards granted to our executive officers in March 2017, and to Mr. Kampfer in May 2017, will be earned based on our TSR as compared to a pre-established comparator group measured over a three-year performance period beginning on the first day of 2017, with earned shares vesting fully at the end of three years from the date of grant. The performance period for the 2017 PSU Awards was set at three years (rather than the two-year performance period used in the 2015 PSU awards) to enhance the long-term focus of the program.

The number of shares of our common stock that may be earned under the 2017 PSU Awards range from a minimum award level of 25% of the target number of shares subject to the awards, up to a maximum of 200% of the target number of shares as follows:

TSR Ranking Relative to Comparator Group	Percentage of Target Number of Shares Earned
Below 25th Percentile	0
25th Percentile	25%
57th Percentile	100%
100th Percentile	200%

For performance between the percentile rankings listed above, the 2017 PSU Awards operate on a linear basis with an additional 7% of the target number of shares earned for each 3% increase in our TSR performance above the threshold performance level of 25%. TSR performance is calculated by an outside firm, Research Data Group, Inc.

The following graph illustrates how the number of shares of common stock subject to the 2017 PSU awards that are earned will be calculated:

For purposes of the 2017 PSU awards, the comparator group as of March 2017 consisted of the following companies that the Compensation Committee believes represent competition for our stockholders’ investments. Ultratech was acquired in May 2017 and was removed from the comparator group at that point.

Advanced Energy Industries	Camtek	Photronics
Advantest	Electro Scientific Industries	Rudolph Technologies
ASM Pacific	FormFactor	Teradyne
Axcelis Technologies	Kulicke & Soffa	Ultra Clean Holdings
Besi	Micronics	Ultratech
Brooks Automation	MKS Instruments	Veeco
Cabot Microelectronics	Nanometrics	Xcerra

The equity awards granted to the NEOs in 2017 are set forth in the “2017 Summary Compensation Table” and the “2017 Grants of Plan-Based Awards Table” below.

Deferred Compensation Benefits and 401(k) Plan

We maintain a nonqualified deferred compensation plan, the Cohu, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”), for our U.S. based executive officers and other employees designated by the Compensation Committee. Under the Deferred Compensation Plan, participants may elect to voluntarily defer receipt of up to 25% of their base salary and/or up to 100% of their annual cash incentive bonus payment, thereby allowing them to defer taxation on such amounts.

We may match participant contributions to the Deferred Compensation Plan up to 4% of the participant’s annual base salary in excess of the specified annual compensation limit allowed under the Code for contributions under the Section 401(k) plan. The annual limit, which is indexed, was $270,000 for 2017. Our matching contributions and any deemed investment earnings attributable to these contributions will be 100% vested when the participant has two years of service with us. Prior to that time, such amounts are unvested. Participant contributions and deemed investment earnings are 100% vested at all times. We have not matched any participant contributions to the Deferred Compensation Plan since 2008.

For additional information on the Deferred Compensation Plan, see “2017 Nonqualified Deferred Compensation” below.

We maintain a tax-qualified defined contribution plan, the Cohu Employees’ Retirement Plan (the “401(k) Plan”), for our U.S. based executive officers and other employees. The majority of our U.S. based employees, including all of the U.S. based NEOs, who are at least 21 years of age, are eligible to enroll in the 401(k) Plan. Under the 401(k) Plan, participants may contribute a percentage of their annual compensation subject to maximum annual contribution limitations. We may match participant contributions not to exceed specified annual limits. Our matching contributions in 2017 are vested 10% after one year of participation, another 20% after two years, another 20% after three years, and an additional 50% after four years and our matching contribution was at the rate of 50% of the first 6% of employee pre-tax contributions to the plan. Generally, during 2017 the maximum annual amount that any participant could contribute to the 401(k) Plan was $18,000 unless aged 50 or more which allows participants to make an additional $6,000 in “catch-up” contributions and our maximum matching contribution was $8,100.

Welfare and Health Benefits

In 2017, our executive officers, including the NEOs, were eligible to receive health care insurance coverage and additional benefits that are generally available to our other employees located in the same country. These benefit programs include the employee stock purchase plan, medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, relocation/expatriate programs and services, educational assistance, employee assistance, and certain other benefits.

In accordance with agreements executed prior to 1997, we pay certain health care-related costs for certain retired executive officers of the Company and their dependents, including insurance premiums and non-insurance covered costs, such as prescription copays and other health care costs. These health benefits continue after retirement if certain lengths of service and age requirements are satisfied at the time of retirement.

The 401(k) Plan and other generally-available benefit programs allow us to be competitive for employee talent and we believe that the availability of these programs generally enhances employee productivity and loyalty. The principal objectives of our benefit programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, enhanced health and productivity, and to provide support for global workforce mobility, in full compliance with applicable legal requirements. Typically, these generally-available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or equity awards.

Each year, we informally review our U.S. based benefit programs against our peers with data provided by Aon, our health and welfare benefits broker of record, and by Retirement Benefits Group, our independent 401(k) Plan consultant. Similar evaluations are made in other regions with local benefit consultants. We also evaluate the competitiveness of the 401(k) Plan against the companies in the compensation peer group, including an analysis of the dollar value to an employee and the dollar cost to us for the benefits under the applicable plan using a standard population of employees. We analyze changes to our benefit programs in light of the overall objectives of the programs, including the effectiveness of their incentive and retention features.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2017, we provided the NEOs with automobile expense reimbursement or allowances as follows:

Annual
Auto
Named Executive Officer	Allowance
Luis A. Müller	$9,000
Jeffrey D. Jones	$6,000
Thomas D. Kampfer	$6,000
Christopher G. Bohrson	$6,000
Ian von Fellenberg (1)	$11,483
(1)	Mr. von Fellenberg is not provided an auto allowance. The amount presented above represents non-taxable mileage expense reimbursement he received during 2017.

In the future, we may provide perquisites or other personal benefits to our executive officers in limited circumstances, such as where we believe it is appropriate to assist an individual executive officer in the performance of his duties, to make our executive officers more efficient and effective, and for recruitment, motivation or retention purposes. We do not expect that these perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the Compensation Committee.

Employment Agreements

With the exception of Dr. Müller and Mr. von Fellenberg, we do not have any employment agreements or other arrangements with any of the NEOs, except as described under “Potential Payments Upon Termination or Change in Control” below. In connection with his appointment as our President and Chief Executive Officer on October 7, 2014, we entered into an “at-will” employment agreement with Dr. Müller effective December 28, 2014. We revised Mr. von Fellenberg’s standard Swiss employment contract effective June 1, 2017, to reflect his new responsibilities related to his promotion to Vice President and General Manager, Analog Test Handlers.

Post-Employment Compensation

With the exception of Dr. Müller and Messrs. Jones and Kampfer, we do not have an employment or other arrangement providing for post-employment compensation with any NEO. In the case of Dr. Müller and Messrs. Jones and Kampfer, their arrangements provide, under certain circumstances, for payments and benefits upon certain terminations of employment, including a termination of employment following a change in control of the Company.

The payments and benefits payable under these arrangements in the event of a change in control of the Company are subject to a “double trigger,” meaning that both a change in control of the Company and a subsequent involuntary termination of employment are required. In other words, the change in control of the Company does not by itself trigger any payments or benefits; rather, payments and benefits are paid only if the employment of Dr. Müller and Messrs. Jones and Kampfer are subsequently terminated without “cause” (or he resigns for “good reason”) during a specified period following the change in control. We believe that a “double trigger” arrangement maximizes stockholder value because it prevents an unintended windfall to these executive officers in the event of a change in control of the Company, while still providing them appropriate incentives to cooperate in negotiating a transaction involving a potential change in control of the Company in which they believe they may lose their jobs.

We believe providing these arrangements help us compete for and retain executive talent. After reviewing the practices of companies represented in the compensation peer group, we believe that these arrangements are generally comparable with the severance packages offered to executives by the companies in the compensation peer group.

The post-employment payments and benefits which Dr. Müller and Messrs. Jones and Kampfer are eligible to receive are described in more detail in “Potential Payments upon Termination or Change in Control” below.

Other Compensation Policies

Stock Ownership Policy

We believe that stock ownership by our executive officers is important to link the risks and rewards inherent in stock ownership of these individuals and our stockholders. The Compensation Committee has adopted a stock ownership policy that requires our executive officers to own a minimum number of shares of our common stock. These mandatory ownership levels are intended to create a clear standard that ties a portion of these individuals’ net worth to the performance of our stock price. The policy provides that over the five-year period commencing with their appointment or employment as an executive officer or over a three-year period following an increase in their annual base salary or a new ownership level being approved, these individuals must accumulate and hold shares of our common stock having the following values:

Individual Subject to Stock Ownership Policy	Minimum Required Level of Stock Ownership
Chief Executive Officer	Three times annual base salary
Chief Financial Officer	Two times annual base salary
All other executive officers	One times annual base salary

Under our stock ownership policy, our executive officers should not sell any shares of our common stock, other than to settle tax withholding obligations due to the vesting of shares, until the applicable ownership level has been met and once met subsequent sales, if any, should not reduce their ownership of our common stock below these minimum ownership levels unless approved by the Compensation Committee in advance. Vested “phantom” and deferred but unissued shares of our common stock are included as shares owned for purposes of our stock ownership policy.

The Compensation Committee monitors compliance with these stock ownership levels on an annual basis using the average closing price of our common stock during the preceding fiscal year. As of December 30, 2017, each of the NEOs was compliant with the policy.

Compensation Recoupment Policy

We have adopted a formal compensation recoupment (“clawback”) policy under which our Board of Directors may seek reimbursement of the amount paid, awarded or granted to any executive officer if, as a result of their fraud or misconduct, we restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws.

In addition, we will comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will amend our compensation recoupment policy once final regulations implementing this provision have been adopted.

Equity Award Grant Policy

We grant equity awards to our executive officers under our stockholder-approved 2005 Plan. Pursuant to this plan, all stock option grants must have a per share exercise price at least equal to the fair market value of our common stock on the grant date.

Grants of equity awards to newly hired or appointed executive officers, including NEOs, will typically be made at a regularly scheduled meeting of the Compensation Committee held subsequent to the new hire or appointment date. Ongoing equity award grants to our executive officers, including the NEOs, will be approved on an annual basis at a meeting of the Compensation Committee or our Board of Directors, as applicable, which is typically held in the first quarter of each fiscal year.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity awards to our executive officers or any other individual in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, the Company has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates. In addition, because our equity awards typically vest or are earned over a multi-year period, the value to recipients of any immediate increase in the price of our common stock following an award will be minimal.

Tax and Accounting Considerations

In designing our executive compensation program, the Compensation Committee takes into consideration the tax and accounting effects that each element of compensation will or may have on the Company and our executive officers. The Compensation Committee seeks to keep the compensation expense associated with our executive compensation program as a whole within reasonable levels. When determining how to apportion between differing elements of compensation, the Compensation Committee’s goal is to meet our business objectives while maintaining cost neutrality. For example, if the Compensation Committee increases benefits under one compensation plan or arrangement resulting in higher compensation expense, it may seek to decrease costs under another plan or arrangement to avoid compensation expense that is above the desired level.

Deductibility of Executive Compensation

Prior to January 1, 2018, Section 162(m) of the Code generally disallowed a deduction for federal income tax purposes to any publicly-traded corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of the three other most highly-compensated executive officers (other than its chief financial officer). Generally, remuneration in excess of $1 million could be deducted if, among other things, it qualified as “performance-based compensation” within the meaning of the Code.

Pursuant to the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017 (the “Tax Act”), for taxable years beginning after December 31, 2017, the remuneration of a publicly-traded corporation’s chief financial officer is also subject to the deduction limit. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In the case of stock options and performance stock unit awards which were outstanding on November 2, 2017 and which are not subsequently modified in any material respect, the compensation income realized upon the exercise of such stock options or upon the vesting of such performance stock unit awards granted under a stockholder-approved employee stock plan generally are expected to be deductible as long as the options or awards, as applicable, were granted by a committee whose members are outside directors and certain other conditions are satisfied.

The Compensation Committee reserves the discretion, in its judgment, to approve compensation payments that may not be deductible as a result of the deduction limit of Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent and are in the best interests of the Company and our stockholders.

Taxation of Nonqualified Deferred Compensation

Section 409A of the Code requires that amounts that qualify as “nonqualified deferred compensation” satisfy requirements with respect to the timing of deferral elections, timing of payments, and certain other matters. Generally, the Compensation Committee intends to administer our executive compensation program and design individual compensation elements, as well as the compensation plans and arrangements for our employees generally, so that they are either exempt from, or satisfy the requirements of, Section 409A, which primarily results in negative tax consequences to our executive officers rather than the Company. From time to time, we may be required to amend some of our compensation plans and arrangements to ensure that they are either exempt from, or compliant with, Section 409A.

We are not obligated under any compensation plan or arrangement to prevent or minimize any negative tax consequences that may affect our executive officers, nor are we required to pay any “gross-up” should any such consequences arise.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We are not obligated to provide any NEO with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 in the event of a change in control of the Company.

Accounting for Stock-Based Compensation

The Compensation Committee takes accounting implications into consideration in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, (“ASC Topic 718”), the standard which governs the accounting treatment of stock-based compensation awards.

ASC Topic 718 requires us to measure and recognize in our financial statements all share-based payment awards to employees, directors and consultants, including stock option grants, restricted stock unit awards, and performance stock unit awards to our executive officers, under the fair value method.  Our estimate of share-based compensation expense requires a number of complex and subjective assumptions including our stock price volatility, employee exercise patterns (expected life of the options), forfeitures and related tax effects. The assumptions used in calculating the fair value of share-based payment awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. We estimate the fair value of each share-based payment award on the grant date using either the Black-Scholes or the Monte Carlo simulation valuation model.  Option valuation models require the input of highly subjective assumptions and changes in the assumptions used can materially affect the grant date fair value of an award.  These assumptions for the Black-Scholes model include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected life of the award.  The risk-free rate of interest is based on the U.S. Treasury rates appropriate for the expected term of the award as of the grant date.  Expected dividends are based, primarily, on historical factors related to our common stock.  Expected volatility is based on historic, weekly stock price observations of our common stock during the period immediately preceding the share-based award grant that is equal in length to the award’s expected term.  We believe that historical volatility is the best estimate of future volatility.  Expected life of the award is based on historical option exercise data. The Monte Carlo simulation model incorporates assumptions for the risk-free interest rate, Cohu and the selected peer group price volatility, the correlation between Cohu and the selected index, and dividend yields.

Share-based compensation expense related to restricted stock unit awards is calculated based on the market price of our common stock on the date of grant, reduced by the present value of dividends expected to be paid on our common stock prior to vesting of the restricted stock unit. ASC Topic 718 also requires us to recognize the compensation cost of our share-based payment awards in our income statement over the period that an employee, including our executive officers, is required to render service in exchange for the award (which, generally, will correspond to the award’s vesting schedule). We record a provision for equity-based performance units outstanding based on our current assessment of achievement of the performance goals.  Through 2015, estimated forfeitures were required to be included as a part of the grant date expense estimate.  In 2016, we adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting and elected to eliminate the use of an estimated forfeiture rate and recognize actual forfeitures as they occur. Prior to 2016, we used historical data to estimate expected employee behaviors related to option exercises and forfeitures.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2017. Based on such review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in Cohu’s proxy statement for its 2018 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee.

Steven J. Bilodeau (Chairman)      William E. Bendush       Robert L. Ciardella

2017 SUMMARY COMPENSATION TABLE

The following table shows compensation information for fiscal 2017 for the NEOs.

					Non-Equity	Nonqualified
					Incentive	Deferred
				Stock	Plan	Comp.	All Other
Name and		Salary	Bonus	Awards	Comp.	Earnings	Comp.	Total
Principal Position	Year	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	($)

Luis A. Müller	2017	527,308	-	1,386,829	794,361	-	17,581	2,726,079
President &	2016	485,000	-	1,048,309	577,485	-	17,527	2,128,321
Chief Executive Officer	2015	410,000	-	879,050	436,709	-	17,036	1,742,795

Jeffrey D. Jones	2017	328,039	-	599,090	292,884	-	14,887	1,234,900
Vice President, Finance &	2016	320,000	-	534,619	225,413	-	14,737	1,094,769
Chief Financial Officer	2015	285,000	-	441,572	180,430	-	14,250	921,252

Thomas D. Kampfer (6)	2017	208,942	50,000	358,533	114,803	-	4,206	736,484
Vice President, Corp. Development,
General Counsel & Secretary

Christopher G. Bohrson (6)	2017	248,077	-	332,836	190,171	-	12,952	784,036
Vice President & General Manager,
Digital Test Handlers

Ian von Fellenberg (6) (7)	2017	249,431	-	332,836	188,849	198,049	55,693	1,024,858
Vice President & General Manager,
Analog Test Handlers

(1)	Amount shown for Mr. Kampfer is a new-hire bonus of $50,000.

(2)

Amounts shown do not reflect compensation actually received by the NEOs. Instead, the amounts shown above are the grant date fair value for stock awards issued in the form of RSUs and PSUs granted in fiscal 2017, 2016 and 2015. The assumptions used to calculate the grant date fair value of the stock awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017, filed with the SEC. The derived grant date fair value for the stock award is recognized, for financial statement purposes, over the number of days of service required for the award to vest in full. No options were granted to the NEOs during the three -year period ended December 30, 2017.

(3)

Amounts consist of performance-based incentive cash bonuses received by the NEO earned for services rendered in fiscal 2017, 2016 and 2015. Such amounts were paid under the 2005 Plan in February of the following fiscal year.

(4)

Amounts reflect the aggregate change in the actuarial present value of each NEO’s accumulated benefits under defined benefit plans, during the fiscal year. The amounts reported in this column vary with a number of factors, including the discount rate applied. The assumptions used to calculate the present value of Mr. von Fellenberg’s accumulated benefit obligation are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017, filed with the SEC.

(5)	The amounts shown in this column reflect the following for each NEO:

(a)

For U.S. based NEOs, includes amounts of Cohu’s matching contributions in fiscal 2017 under the Cohu 401(k) Plan (which is more fully described elsewhere herein under the heading “Retirement Benefits Under the 401(k) Plan, Executive Perquisites and Generally Available Benefits”).

(b)

For Mr. von Fellenberg during 2017 Cohu made contributions totaling $30,693 to the Ismeca Europe Semiconductor BVG Pension Plan. The amount reported above also includes an estimate of $25,000 for tax preparation and tax equalization payments he is entitled to.

(c)	The value attributable to life insurance benefits provided by Cohu (such amount is taxable to the recipient). No life insurance benefits are provided to Mr. von Fellenberg.

(d)	Monthly automobile expense allowance paid by Cohu (such amount is taxable to the recipient). Mr. von Fellenberg is not provided an automobile expense allowance.

Except as noted above, the amount attributable to each such perquisite or benefit for each NEO does not exceed the greater of $25,000 or 10% of the total amount of perquisites and personal benefits received by such NEO.

(6)

Mr. Kampfer joined Cohu on May 30, 2017, and Messrs. Bohrson and von Fellenberg were appointed as executive officers during 2017, as such, information related to their compensation is only presented for 2017.

(7)

Payments to Mr. von Fellenberg were made in Swiss Francs. Compensation amounts presented have been converted to U.S. Dollars using the average daily exchange rate for the annual period presented above.

We have not entered into any employment agreement with any of our NEOs, with the exception of Dr. Müller and Mr. von Fellenberg, whose employment agreements are described in more detail in “Employment Agreements” above. Similarly, the material terms of stock awards granted to our NEOs in 2017 and performance-based incentive cash bonuses earned by our NEOs for 2017 are described in more detail in “Long-Term Incentive Compensation” and “Annual Incentive Bonuses,” respectively, above.

2017 CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 401(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Dr. Luis Müller, our CEO.

For 2017, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO), was $30,904; and
●	The annual total compensation of our CEO, as reported in the Summary Compensation Table presented elsewhere in this Proxy Statement, was $2,726,079.

Based on this information, for 2017 the ratio of the annual total compensation of Dr. Müller, our CEO, to the median of the annual total compensation of all our employees was 88 to 1.

We believe that this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

We determined that, as of October 1, 2017, our employee population consisted of approximately 1,745 individuals globally, with 17% of these individuals located in the United States, 16% located in Europe (primarily in Germany and Switzerland), and 67% located in Asia (primarily in Malaysia and the Philippines) . We selected October 1, 2017, which is within the last three months of 2017, as the date upon which we would identify the “median employee” to allow sufficient time to identify the median employee given the global scope of our operations. We excluded equity compensation as a factor in identifying the median employee as less than 10% of our employee population receives equity grants as part of their compensation. Additionally, we used forecasted 2017 compensation (actual compensation paid January through September 2017 plus estimated compensation for October through December 2017) based on salary or wages, overtime pay, monthly allowances, statutory bonuses, and incentive pay received. Due to the geographical distribution of our employee populations, we also excluded social program contributions and other benefits as these vary greatly from country to country.

Using this methodology, we determined that the “median employee” was a full-time, salaried employee located in China. The median employee’s actual annual total compensation for the 12-month period ending December 31, 2017, was $30,904. This amount includes all wages, overtime pay, statutory and variable bonus payments, localized personal benefits, and mandatory payments to the government regarding pension, healthcare and housing converted to U.S. Dollars.

2017 GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the NEOs during fiscal 2017, which ended on December 30, 2017. The stock awards identified in the table below are also reported in the “Outstanding Equity Awards at December 30, 2017” table included herein. The Company did not grant any stock options to NEOs under the 2005 Plan in fiscal 2017.

									All Other
		Estimated Future				Estimated Future			Stock	Grant
		Payouts Under Non-				Payouts Under			Awards:	Date Fair
		Equity Incentive				Equity Incentive			Number of	Value of
		Plan Awards (1)				Plan Awards (2)			Shares of	Stock and
			Thres-		Maxi-	Thres-		Maxi-	Stock or	Option
		Grant	hold	Target	mum	hold	Target	mum	Units	Awards
Name	Award Type	Date	($)	($)	($)	(#)	(#)	(#)	(#) (3)	($) (4)

Luis A.	Cash Incentive	-	0	535,000	891,845	-	-	-	-	-
Müller	Time-based RSUs	3/22/2017	-	-	-	-	-	-	37,492	589,749
	Performance-based RSUs	3/22/2017	-	-	-	9,373	37,492	74,984	-	797,080

Jeffrey D.	Cash Incentive	-	0	197,700	329,500	-	-	-	-	-
Jones	Time-based RSUs	3/22/2017	-	-	-	-	-	-	16,196	254,763
	Performance-based RSUs	3/22/2017	-	-	-	4,049	16,196	32,392	-	344,327

Thomas D.	Cash Incentive (5)	-	0	83,125	124,688	-	-	-	-	-
Kampfer	Time-based RSUs	5/31/2017	-	-	-	-	-	-	9,274	161,368
	Performance-based RSUs	5/31/2017	-	-	-	2,319	9,274	18,548	-	197,165

Christopher G.	Cash Incentive	-	0	125,000	208,250	-	-	-	-	-
Bohrson	Time-based RSUs	3/22/2017	-	-	-	-	-	-	8,998	141,539
	Performance-based RSUs	3/22/2017	-	-	-	2,250	8,998	17,996	-	191,297

Ian	Cash Incentive	-	0	120,532	200,806	-	-	-	-	-
von Fellenberg	Time-based RSUs	3/22/2017	-	-	-	-	-	-	8,998	141,539
	Performance-based RSUs	3/22/2017	-	-	-	2,250	8,998	17,996	-	191,297

(1)

Amounts shown are estimated possible payouts for fiscal 2017 under the executive incentive bonus plan. These amounts are based on the individual’s fiscal 2017 base salary amounts, and position. The maximum amount shown is 133% of the target amount for each of the NEOs. Actual bonuses received by the NEOs for fiscal 2017 are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” Amounts earned by our NEOs for performance in 2017 are based on the attainment of performance goals for both the Company and the individual NEO, as described in more detail in “Annual Incentive Bonuses” above.

(2)

The PSU awards granted to our NEOs in 2017 are subject to certain adjustments resulting from the performance of our total stockholder return (“TSR”) relative to a pre-selected comparator group over the two-year period following the date of grant. The PSU awards granted in 2017 vest 100% on the third anniversary of the date of grant. Assuming the highest level of performance conditions are achieved, the grant date fair values for performance-based stock awards made in fiscal 2017 would be $1,594,160, $688,654, $394,330, $382,595 and $382,595 for Dr. Müller and Messrs. Jones, Kampfer, Bohrson and von Fellenberg, respectively.

(3)

The amounts reflect the number of RSUs awarded to each NEO under the 2005 Plan. The RSU awards granted to our NEOs in 2017 vest at the rate of 25% of the shares of our common stock subject to the awards per year.

(4)

The amounts shown above are the grant date fair value for stock awards issued in fiscal 2017. The assumptions used to calculate the grant date fair value of the awards are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017, filed with the SEC.

(5)

Mr. Kampfer’s target and maximum “Cash Incentive” amounts presented in the table above have been prorated to his start date of May 30, 2017. Non-prorated target and maximum payouts were $142,500 and $213,750, respectively.

OUTSTANDING EQUITY AWARDS AT DECEMBER 30, 2017

The following table shows all outstanding equity awards held by each NEO at the end of fiscal 2017, which ended on December 30, 2017.

	OPTION AWARDS				STOCK AWARDS
Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards:
							Awards:	Market
							Number	or Payout
							of	Value of
						Market	Unearned	Unearned
						Value of	Shares,	Shares,
	Number of	Number of			Number	Shares or	Units or	Units or
	Securities	Securities			of Shares	Units of	Other	Other
	Underlying	Underlying			or Units	Stock	Rights	Rights
	Unexercised	Unexercised			of Stock	That	That	That
	Options	Options	Option	Option	That Have	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Exercise	Expiration	Not	Vested	Vested	Vested
Name	(#) (1)	(#) (1)	Price ($)	Date	Vested (#)	($) (2)	(#) (3)	($) (4)

Luis A.	45,000	-	9.44	3/26/2023	118,796	2,607,572	78,542	1,723,997
Müller

Jeffrey D.	33,780	-	10.58	3/6/2022	63,415	1,391,959	37,131	815,025
Jones	38,442	-	9.44	3/26/2023

Thomas D.	-	-	-	-	9,274	203,564	9,274	203,564
Kampfer

Christopher G.	-	-	-	-	19,030	417,709	22,375	491,131
Bohrson

Ian	12,500	-	10.42	9/11/2023	30,851	677,179	18,850	413,758
von Fellenberg

(1)	All stock options vest at a rate of 25% per year over the first four years after the date of grant and have a ten-year term.

(2)

Based on a closing price of Cohu’s common stock of $21.95 as reported on the NASDAQ Global Select Market on December 29, 2017. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant. PSUs granted in 2017 and 2016 vest 100% on the third anniversary of their grant and PSUs granted in 2015 and 2014 vest 50% on the second and third anniversary of their grant, respectively.

(3)	Reflects PSUs granted under the 2016 and 2017 PSU program at the target award level.

(4)

Based on a closing price of Cohu’s common stock of $21.95 as reported on the NASDAQ Global Select Market on December 29, 2017. RSUs vest and shares are issued in four equal annual installments beginning one year after the date of grant. On March 22, 2016, an additional one-time RSU grant which vests 100% on the second anniversary of their date of grant was made to some our NEOs as follows: Dr. Müller – 10,262, Mr. Jones – 5,233 and Mr. von Fellenberg – 2,463. This additional grant was awarded to adjust for the change of the 2016 PSU performance period from two to three years.

2017 OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise and all stock awards vested and the value realized upon vesting by the NEOs during fiscal 2017, which ended on December 30, 2017.

			Stock Awards
	Option Awards		Number
	Number	Value	of Shares	Value
	of Shares	Realized	Acquired	Realized
	Acquired on	on Exercise	on Vesting	on
Name	Exercise (#)	($) (1)	($) (2)	Vesting ($) (3)
Luis A. Müller	170,721	1,409,744	77,133	1,373,010
Jeffrey D. Jones	62,500	568,625	43,486	506,775
Thomas D. Kampfer	-	-	-	-
Christopher G. Bohrson	-	-	3,345	62,919
Ian von Fellenberg	-	-	16,187	282,260

(1)	Based on the difference between the market price of Cohu’s common stock on the date of exercise and the exercise price, multiplied by the number of shares for which the option was exercised.

(2)

Number of shares acquired on vesting is before reduction for shares withheld to cover tax withholding. Cohu withheld the following number of shares for tax withholding: Dr. Müller, 40,252 shares; Mr. Jones, 22,694 shares; and Mr. Bohrson 1,465 shares. No shares were withheld for taxes for Mr. von Fellenberg.

(3)

The value realized equals the number of units that vested multiplied by the per-share closing price of Cohu’s common stock on the vesting date. Amounts presented are gross amounts before required tax withholding.

FISCAL 2017 PENSION BENEFITS TABLE

As summarized in the Compensation Discussion and Analysis above, the Company maintains defined benefit plans for many of its employees located outside the U.S. including the Ismeca Europe Semiconductor BVG Pension Plan (“the Swiss Plan”) that is provided to all eligible employees in Switzerland. Only one of the Company’s NEOs, Mr. von Fellenberg, participates in any of the defined benefit programs that Cohu maintains. The following table sets forth the present value of the accumulated pension benefits that Mr. von Fellenberg is eligible to receive under the Swiss Plan.

		Number	Present
		of Years	Value of	Payments
		Credited	Accumulated	During
		Service	Benefit at	Last
		at Fiscal	Last Fiscal	Fiscal
Name	Plan Name	Year-end	Year-end ($) (1)	Year ($)

Ian von Fellenberg	Ismeca Europe Semiconductor BVG Pension Plan	N/A	1,519,676	-

(1)

The assumptions used to calculate the present value of Mr. von Fellenberg’s accumulated benefit obligation are set forth in Note 6, “Employee Benefit Plans,” included in Part IV, Item 15(a) of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017, filed with the SEC.

2017 NONQUALIFIED DEFERRED COMPENSATION

The Deferred Compensation Plan, as summarized in the Compensation Discussion and Analysis above, permits eligible participants to defer compensation from salary and bonuses. The Deferred Compensation Plan limits the amount of participant deferrals to 25% of salary and 100% of bonuses. Cohu also makes matching contributions as summarized in the Compensation Discussion and Analysis.

Participant and employer contributions, distributions and deemed investment earnings and losses are accumulated in individual deferral investment accounts as established by the Deferred Compensation Plan. The deemed investment gains or losses credited to a participant’s account are based on investment elections made by the participant from prescribed mutual fund investment options. Participants may elect to receive payment of their deferral account in ten or fifteen annual installments upon retirement and in lump sum or five, ten or fifteen annual installments upon disability, death, termination or change in control, as defined in the Deferred Compensation Plan.

As of December 30, 2017, none of our NEOs have any amounts deferred under the Deferred Compensation Plan.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information with respect to equity awards under Cohu’s equity compensation plans at December 30, 2017 (in thousands, except per share amounts):

	Number of securities	Weighted average	Number of securities
	to be issued upon	exercise price of	available for future issuance
	exercise of outstanding	outstanding options,	under equity compensation
	options, warrants and	warrants and rights	plans (excluding securities
Plan category	rights (a) (1)	(b) (2)	reflected in column (a))(c) (3)
Equity compensation plans approved by security holders	1,787	$10.20	2,104

Equity compensation plans not approved by security holders	-	-	-
	1,787	$10.20	2,104

(1)

Includes options, restricted stock units (RSUs) and performance stock units (PSUs) outstanding under Cohu’s equity incentive plans, as no stock warrants or other rights were outstanding as of December 30, 2017.

(2)	The weighted average exercise price of outstanding options, warrants and rights does not take RSUs and PSUs into account as RSUs and PSUs have no exercise price.

(3)	Includes 601,340 shares of common stock reserved for future issuance under the Cohu 1997 Employee Stock Purchase Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Compensation Committee’s members have, at any time, been an officer or employee of Cohu. During fiscal 2017, no member of the Compensation Committee had any relationship with Cohu requiring disclosure under Item 404 of Regulation S-K. None of Cohu’s executive officers serves, or in fiscal 2017 has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cohu’s Board or Compensation Committee.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Cohu has entered into Change in Control Agreements with Dr. Müller and Messrs. Jones and Kampfer pursuant to which those executives would be entitled to a payment in the event of a termination of employment for specified reasons following a change in control of Cohu. For this purpose, a change in control of Cohu means the occurrence of any of the following, in one or a series of related transactions:

(i) Any one person, or more than one person acting as a group (“Person”) acquires ownership of the Company’s securities that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the Company’s then outstanding stock.

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period (six (6) month period in the case of Dr. Müller) by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(iii) The closing of any transaction involving a change in ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during any twelve (12) month period ending on the date of the most recent acquisition by such Person or Persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

The term “change in control” shall not include a consolidation, merger, or other reorganization if upon consummation of such transaction all of the outstanding voting stock of the Company is owned, directly or indirectly, by a holding company, and the holders of the Company’s common stock immediately prior to the transaction have substantially the same proportionate ownership and voting control of such holding company after such transaction.

A transaction will not be deemed a change in control unless the transaction qualifies as a change in control event for the purposes of Section 409A of the Internal Revenue Code.

Termination of employment for purposes of these agreements means a discharge of the executive within twenty-four (24) months of the change in control event, other than for specified causes including death, disability, wrongful acts, habitual intoxication, habitual neglect of duties or normal retirement. Termination also includes resignation following the occurrence of an adverse change in the executive’s position, duties, compensation or work conditions. The amount of the payment upon termination is an amount equal to twenty-four (24) months of the executive’s base salary rate (as in effect immediately prior to (1) the change in control, or (2) executive’s termination, whichever is greater), an amount equal to two times the executive’s target annual incentive established for the year prior to the year of executive’s termination of employment, plus an amount equal to a pro-rated portion of the executive’s annual incentive for the year of the executive’s termination of employment. The executive would also be entitled to receive reimbursement of payments made for the continuation of the executive’s health coverage pursuant to COBRA, for a period of up to twenty-four (24) months. The payment of such severance benefits, including the reimbursement of payments for COBRA continuation coverage, is limited to that amount which would not result in an “excess parachute payment” under Section 280G of the Internal Revenue Code. The amounts payable under their Change in Control Agreements may change from year to year based on the executive’s compensation at the time of termination.

In addition, all outstanding and unvested equity awards relating to Cohu common stock as of the executive’s date of termination of employment (“Equity Awards”) will vest and be exercisable and remain subject to the terms and conditions of the applicable Equity Award and the post-termination exercise period for any outstanding stock options will be extended so as to terminate on the first to occur of twelve (12) months or the stock option’s original term expiration.

Additionally, the 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control.

Further, the Deferred Compensation Plan provides that payment of the participant’s account balance will commence within thirty (30) days of a change in control, as defined in the Deferred Compensation Plan. The payment of the deferred compensation account balance would be in accordance with the payment method selected by the participant (i.e. lump sum, or five, ten or fifteen annual installments).

In the event of the occurrence of both a change in control and the subsequent termination of employment (as applicable) as of December 30, 2017 the amounts payable to certain executive officers would have been as follows:

					Restricted
			Annual	Medical	Sock
	Total	Severance	Bonus	Benefits	Units
Name	($)	($) (1)	($) (1)	($) (2)	($) (3)
Luis A. Müller	6,491,005	1,070,000	1,070,000	19,436	4,331,569
Jeffrey D. Jones	3,297,753	659,000	395,400	36,368	2,206,985
Thomas D. Kampfer	1,298,497	570,000	285,000	36,368	407,129
Christopher G. Bohrson	908,840	-	-	-	908,840
Ian von Fellenberg	1,090,937	-	-	-	1,090,937

(1)

Reflects the cash severance benefits payable in the event of a qualifying termination under the Change in Control Agreements for Dr. Müller and Messrs. Jones and Kampfer. These amounts are based on the individual’s fiscal 2017 base salary.

(2)

Upon termination as of December 30, 2017, Dr. Müller and Messrs. Jones and Kampfer would have been entitled to receive reimbursement for continued health care benefits pursuant to COBRA for a period of twenty-four (24) months.

(3)

The 2005 Plan provides that in the event of a change in control, as defined in the 2005 Plan, should the acquiring corporation not assume or substitute for the outstanding equity awards of Cohu, the exercisability and vesting of all such equity awards will be accelerated, effective as of a date prior to the change in control. Amounts presented above for RSUs have been calculated based on the total unvested RSUs and the closing price of Cohu’s common stock on $21.95 of December 29, 2017, prior to the payment of associated taxes, held by Dr. Müller and Messrs. Jones, Kampfer, Bohrson and von Fellenberg as of December 30, 2017.

Other than as described above, and in the “Employment Agreements” section of the Compensation Discussion and Analysis, there are no other benefits or payments that would be paid to the NEOs upon resignation, severance, retirement, termination or a change in control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Cohu’s preference to avoid related party transactions.

In the last fiscal year, there has not been nor are there currently proposed any transactions or a series of similar transactions to which Cohu was or is to be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Cohu’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC and NASDAQ rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which Cohu is a participant and in which any of the following persons has or will have a direct or indirect interest:

 •      an executive officer, director or director nominee of Cohu;

•	any person who is known to be the beneficial owner of more than 5% of Cohu’s common stock;

•

any person who is an immediate family member (as defined under Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of Cohu’s common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to Cohu’s Code of Business Conduct and Ethics. Under this Code, directors, officers and all other employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Cohu’s Corporate Governance Guidelines require a director to promptly disclose to the Board any potential or actual conflict of interest. Under these Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

All related party transactions will be disclosed in Cohu’s applicable filings with the SEC as required under SEC rules.

OTHER MATTERS

The Board is unaware of any other business to be presented for consideration at the Meeting. If, however, such other business should properly come before the Meeting, the proxies will be voted in accordance with the best judgment of the proxy holders. The shares represented by proxies received in time for the Meeting will be voted and if any choice has been specified the vote will be in accordance with such specification.

STOCKHOLDER PROPOSALS – 2019 ANNUAL MEETING

Stockholders are entitled to present proposals for action, including nominations for candidates for membership on Cohu’s Board of Directors, at a forthcoming stockholders’ meeting if they comply with the requirements of the proxy rules and Cohu’s Bylaws. Any proposals intended to be presented at the 2019 Annual Meeting of Stockholders of Cohu must be received at Cohu’s offices on or before December 14, 2018 in order to be considered for inclusion in Cohu’s proxy statement and form of proxy relating to such meeting.

If a stockholder intends to submit a proposal at the 2019 Annual Meeting of Stockholders of Cohu, which proposal is not intended to be included in Cohu’s proxy statement and form of proxy relating to such Meeting, the stockholder should provide Cohu with appropriate notice no later than December 14, 2018. If Cohu fails to receive notice of the proposal by such date, any such proposal will be considered untimely, Cohu will not be required to provide any information about the nature of the proposal in its proxy statement, and the proposal will not be submitted to the stockholders for approval at the 2019 Annual Meeting of Stockholders of Cohu.

ANNUAL REPORT ON FORM 10-K

Copies of Cohu’s Annual Report on Form 10-K for the year ended December 30, 2017, as filed with the SEC are available to stockholders without charge upon written request addressed to Investor Relations, Cohu, Inc., 12367 Crosthwaite Circle, Poway, California 92064-6817. The Annual Report on Form 10-K is also available at www.cohu.com and www.sec.gov.

By Order of the Board of Directors,

Thomas D. Kampfer
Secretary

Poway, California

April 3, 2018

Appendix A

Markup of Cohu’s Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF COHU, INC.

~~We, the undersigned, CHARLES A. SCHWAN, the President, and JOHN H. ALLEN, the Secretary, of COHU, INC., a corporation of the State of Delaware (hereinafter called the "Corporation"), do hereby certify as follows:~~

~~FIRST: COHU, INC., a corporation of the State of Delaware, was originally incorporated under the name Cohu Electronics, Inc., and its original certificate of incorporation was filed with the Secretary of State on January 2, 1957.~~

~~SECOND: That at a meeting of the Board of Directors, duly held and convened, the following Restated Certificate of Incorporation of COHU, INC. ("Restated Certificate") was duly adopted by the directors in accordance with Section 245 and 242 of the General Corporation Law of the State of Delaware. Said Restated Certificate only restates and integrates and does not further amend the provisions of the Corporation's certificate of incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of the Restated Certificate. The duly adopted~~

~~Restated Certificate is as follows:~~

FIRST: The name of the corporation is COHU, INC.

SECOND: The name and address of its registered agent is The

Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware, 19801, located in New Castle County.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended. ~~The nature of the business, or objects or purposes to be transacted, promoted or carried on are:~~

~~To manufacture, sell and deal in electronic instruments and devices.~~

~~To manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.~~

~~To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.~~

~~To acquire, hold, use, sell, assign, lease, grant licenses in respect of mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trademarks and trade names, relating to or useful in connection with any business of this corporation.~~

~~To acquire by purchase, subscription or otherwise, and to receive, hold, own guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, chooses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.~~

~~To enter into, make and perform contracts of every kind an description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.~~

~~To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.~~

~~To loan to any person, firm or corporation any of its surplus funds, either with or without security.~~

~~To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.~~

~~To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount, to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.~~

~~In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural person might or could do.~~

~~The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.~~

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 61,000,000 shares, of which 1,000,000 shares shall constitute Preferred Stock having a par value of $1.00 per share and 60,000,000 shares shall constitute Common Stock having a par value of $1.00 per share.

1. Any of the shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series, and to fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the liquidation or dissolution preferences, and the rights in respect to any distribution of assets, of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created subsequent to the issue of any such series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

2. Subject to all of the rights of the Preferred Stock, dividends may be paid upon the Common Stock as and when declared by the Board of Directors out of funds legally available for payment of dividends.

~~3. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full amounts to which they respectively shall be entitled, or an amount sufficient to pay the aggregate amount to which such holders shall be entitled shall have been deposited in trust with a bank or trust company having its principal office in the Borough of Manhattan, City, County and State of New York, or the City of Los Angeles, State of California, having a capital, undivided profits and surplus aggregating at least $5,000,000 for the benefit of the holders of the Preferred Stock, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.~~

3~~4~~. The entire voting power and all voting rights, except as otherwise required by law, or fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, shall be vested exclusively in the Common Stock. The amount of either the authorized Preferred Stock or Common Stock, or the amount of both such classes of stock, may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote.

FIFTH: Reserved. ~~The shareholders of this corporation shall have no pre-emptive rights.~~

SIXTH: Reserved. ~~The minimum amount of capital with which the corporation will commence business is ONE THOUSAND DOLLARS ($1,000).~~

SEVENTH: Reserved. ~~The names and places of residence of the incorporators are as follows:~~

               ~~NAMES RESIDENCES~~

               ~~----- ----------~~

               ~~H. K. Webb Wilmington, Delaware~~

               ~~H. C. Broadt Wilmington, Delaware~~

               ~~A. D. Atwell Wilmington, Delaware~~

EIGHTH: The corporation is to have perpetual existence.

NINTH: Reserved. ~~The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.~~

TENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter or repeal the by-laws of the corporation.

~~To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.~~

~~To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.~~

~~By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.~~

~~When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.~~

ELEVENTH: Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

TWELFTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

THIRTEENTH: Every shareholder entitled to vote at any election of directors of this company may cumulate his votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which his shares are entitled, or distribute his votes on the same principle among as many candidates as he thinks fit. ~~The candidates receiving the highest number of votes up to the number of directors to be elected are elected.~~

FOURTEENTH: The Board of Directors of this Corporation is divided into three classes, Class 1, Class 2 and Class 3. The number of Directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of Directors by three, and if a fraction is also contained in such quotient, then if such fraction is one-third, the extra Director shall be a member of Class 3, and if the fraction is two-thirds, one of the Directors shall be a member of Class 3 and the other shall be a member of Class 2. Each Director shall serve for a term ending on the date of the third annual meeting following that at which such Director is elected, and Directors of only one class shall be elected at any annual meeting, except as hereinafter provided. The Directors elected at the meeting of stockholders at which the Amendment to the Certificate of Incorporation of this Corporation to include this Article is approved shall determine which of them shall belong to Class 1, which to Class 2, and which to Class 3 by resolution of the Board, which resolution when adopted may not be amended or rescinded. Those so determined as belonging to Class 1 shall serve for a term ending on the annual meeting date next following, those so determined as belonging to Class 2 shall serve for a term ending on the second annual meeting date next following, and those so determined as belonging to Class 3 shall serve a full term as hereinabove provided. The foregoing notwithstanding, each Director shall serve until a successor shall have been duly elected and qualified unless he shall resign, become disqualified, die or shall be removed as provided in this Certificate of Incorporation.

No Director of the Corporation shall be removed from office as a Director by vote or other action of stockholders or otherwise, unless the Director to be removed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, or unless the Director to be removed has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.

FIFTEENTH: In the event that it is proposed that this Corporation enter into a "business combination" (as hereinafter defined) with any other corporation and such corporation or its affiliates singly or in the aggregate own or control directly or indirectly five (5%) percent or more of the outstanding shares of the common stock of this Corporation (such corporation and its affiliates being referred to herein as a "related party"), the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of stock of this Corporation shall be required for the approval of such proposal; provided, however, that the foregoing shall not apply to any business combination which was approved by resolution of the Board of Directors of this Corporation prior to the acquisition of the ownership or control of ten (10%) percent of the outstanding shares of this Corporation by such related party, nor shall it apply to any business combination between this Corporation and another Corporation, fifty (50%) percent or more of the voting stock of which is owned by this Corporation, and none of which is owned or controlled by a related party, provided that each stockholder of this Corporation receives the same type of consideration in such transaction in proportion to his stockholding. For the purposes hereof, an "affiliate" is any person (including a corporation, partnership, trust, estate or individual) who directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the person specified, and "control" means the possession directly or indirectly of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

For the purposes hereof, the term "business combination" shall mean (a) any merger or consolidation of or with this Corporation, (b) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or other security device, of all or any substantial part of the assets of this Corporation or any subsidiary of this Corporation, (c) the acquisition by this Corporation or subsidiary of this Corporation of any securities of a related person, (d) the issuance of any shares of this Corporation or any subsidiary to a related person, or (e) any agreement, contract or other arrangement providing for any of the transactions described in this definition of business combination.

SIXTEENTH: Action shall be taken by stockholders only at an annual or special meeting of stockholders, and stockholders may not act by written consent.

SEVENTEENTH: The by-laws of this Corporation may be adopted, altered, amended or repealed at any time by affirmative vote of a majority of the authorized number of Directors of this Corporation, and may also be altered, amended or repealed at any annual meeting, or at any special meeting of stockholders duly called for the purpose, by the affirmative vote of the holders of not less than 80% of the issued and outstanding shares of the stock of this Corporation, in any manner not prohibited by this Certificate of Incorporation or by the Delaware Corporation Law as then in effect.

EIGHTEENTH: The provisions set forth in Articles Fourteenth, Fifteenth, Sixteenth, and Seventeenth and in this Article Eighteenth may not be repealed or amended in any respect unless such repeal or amendment is approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of stock of this Corporation.

NINETEENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article NINETEENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

TWENTIETH:     If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

~~IN WITNESS WHEREOF, we, said CHARLES A. SCHWAN and JOHN H. ALLEN, have executed this Amended and Restated Certificate of Incorporation on this 12 day of May, 1999.~~

~~/s/ Charles A. Schwan~~

~~-----------------------------------------~~

~~CHARLES A. SCHWAN, President~~

~~/s/ John H. Allen~~

~~-----------------------------------------~~

~~JOHN H. ALLEN, Secretary~~

Appendix B

Non-GAAP Financial Measures

The CD&A of this Proxy Statement includes references to non-GAAP operating income used for the calculation of the 2017 MIP. This financial measure differs from the Company’s operating income prepared under generally accepted accounting principles (GAAP) by adjusting the Company’s actual results prepared under GAAP to exclude charges for share-based compensation, the amortization of acquired intangible assets, manufacturing transition costs, employee severance costs, other acquisition related costs, fair value adjustment to contingent consideration, purchase accounting inventory step-up included in cost of sales and the reduction of an uncertain tax position liability and related indemnification receivable. Human Resources and the Compensation Committee utilized this non-GAAP measure in evaluating compensation decisions in 2017 to benchmark compensation decisions based on measures utilized by management and the Board in evaluating the Company's performance.

A reconciliation of this non-GAAP measure to GAAP is as follows:

Twelve
Months Ended
December 30,
Income from Operations Reconciliation (in thousands)	2017

Income from operations - GAAP basis	$34,748
Share Based Compensation	7,007
Amortization of Purchased Intangible Assets	4,208
Manufacturing Transition and Severance Costs	502
Adjustment to contingent consideration	1,423
Other Acquisition Costs	370
Inventory step-up	1,404
Reduction of indemnification receivable	1,172
Income from continuing operations - non-GAAP basis	$50,834

*** Exercise Your *Right* to Vote ***

COHU, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 19, 2018
Date: May 16, 2018 **Time:** 2:00 PM PDT
Location: 12367 Crosthwaite Circle
Poway, CA 92064-6817

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064-6817

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000371401_1 R1.0.1.17

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 25, 2018 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000371401_2 R1.0.1.17

Voting items

The Board of Directors recommends you vote FOR the following:

Nominees

01. Andrew M. Caggia   02. Luis A. Müller

The Board of Directors recommends you vote FOR proposals 2., 3. and 4..

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

0000371401_3 R1.0.1.17

COHU, INC.
ATTN: VICKIE SERVIS
12367 CROSTHWAITE CIRCLE
POWAY, CA 92064-6817

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01. Andrew M. Caggia 02. Luis A. Müller

The Board of Directors recommends you vote FOR proposals 2., 3. and 4..

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000371402_1 R1.0.1.17

COHU, INC.
Annual Meeting of Stockholders
May 16, 2018 2:00 PM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Luis A. Müller and Jeffrey D. Jones, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of COHU, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 p.m. PDT on May 16, 2018, at 12367 Crosthwaite Circle, Poway CA 92064-6817, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000371402_2 R1.0.1.17

Continued and to be signed on reverse side